Exhibit 2.1

CONTRIBUTION AGREEMENT AND PLAN OF MERGER

among

ALLIQUA BIOMEDICAL, INC.,

ALLIQUA HOLDINGS, INC.,

CHESAPEAKE MERGER CORP.,

and

SOLUBLE SYSTEMS, LLC

Dated as of October 5, 2016

 i

Section 12.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	95
Section 12.11	Specific Performance	96
Section 12.12	Counterparts	96

Exhibit A – Lock-Up Agreement

Exhibit B – Non-Competition Agreement

Exhibit C – Voting Agreement

Exhibit D – Form of Warrant

Exhibit E – Bill of Sale

Exhibit F – Assignment and Assumption Agreement

CONTRIBUTION AGREEMENT AND PLAN OF MERGER

This CONTRIBUTION AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 5, 2016, by and among Alliqua BioMedical, Inc., a Delaware corporation (“Alliqua”), Alliqua Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Alliqua (“Parent”), Chesapeake Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (and together with Alliqua and Parent, the “Alliqua Entities”) and Soluble Systems, LLC, a Virginia limited liability company (the “Company”).

RECITALS

WHEREAS, the respective boards of directors of Alliqua, the Company, Merger Sub and Parent have determined that it is in the best interests of their respective companies and their stockholders or members to consummate the strategic business combination transactions provided for in this Agreement, pursuant to which (i) the Company shall contribute to Parent substantially all of the assets and property of the Company (the “Company Contribution”) and (ii) Merger Sub shall merge with and into Alliqua, with Alliqua surviving as a direct wholly owned subsidiary of Parent (the “Alliqua Merger” and together with the Company Contribution, the “Transactions”), in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend that, following the consummation of the Transactions, the holders of shares of Alliqua Common Stock (as defined herein) immediately prior to the Transaction, the investors in the Financing (as defined herein) and the Company will together own all of the outstanding shares of Parent Common Stock (as defined herein) and Parent will, in turn, own all of the outstanding shares of common stock, par value $0.001 per share, of the surviving corporation in the Alliqua Merger (the “Surviving Alliqua Common Stock”);

WHEREAS, the board of directors of Alliqua (the “Alliqua Board”) has adopted resolutions approving the Alliqua Merger, the execution of this Agreement and the consummation of the transactions contemplated hereby, including the Transactions in accordance with General Corporation Law of the State of Delaware (as amended, the “DGCL”) on the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”; together with the Alliqua Board, the “Boards”, each individually, a “Board”) and the managers of the Company have approved the Company Contribution, this Agreement and the consummation of the transactions contemplated hereby, including the Transactions, on the terms and conditions set forth herein;

WHEREAS, the respective boards of directors of Merger Sub and Parent have unanimously approved this Agreement and deem it advisable and in the best interests of their respective companies and their stockholders to consummate the transactions contemplated hereby on the terms and conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Company Contribution, the Alliqua Merger and, to the extent applicable, the Financing, taken together, shall qualify as an “exchange” governed by the provisions of Section 351 of the Code and it is further intended that the Alliqua Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined herein); and

WHEREAS, each of Alliqua, Parent, Merger Sub, and the Company desires to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I. Definitions

Section 1.01        Definitions.

(a)                The following terms, as used herein, have the following meanings:

“Acquired Contracts” means all contracts and agreements of the Company, including all Leases and Material Contracts, but excluding the Excluded Contracts.

“Acquisition Transaction” shall mean any transaction or series of transactions (other than the Company Contribution and the transactions expressly contemplated in this Agreement) involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) the Company is a constituent corporation or is otherwise involved, (ii) a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of the Company, or (iii) the Company issues securities representing more than 5% of the outstanding securities of any class of securities of the Company; (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 5% or more of the net revenues, net income or assets of the Company; or (c) any liquidation or dissolution of the Company.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alliqua Common Stock” means the common stock, par value $0.001 per share, of Alliqua.

“Alliqua Stock Plans” means collectively, Alliqua’s 2011 Long-Term Incentive Plan and 2014 Long-Term Incentive Plan, each as amended.

“Alliqua Stock Value” means $0.89, which is the numerical average of the volume weighted average prices on Nasdaq (as reported by Bloomberg, L.P.) for one share of Alliqua Common Stock for the forty five (45) consecutive trading days immediately preceding the second trading day prior to the date of this Agreement.

“Alliqua Transaction Expenses” means $150,000 in fees and expenses incurred by Alliqua and any Affiliates at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Transactions and the other transactions contemplated hereby and thereby.

“Ancillary Documents” means the Escrow Agreement, the Supply Agreement, the Lock-Up Agreement, the Confidentiality Agreement, the Warrants, the Bridge Loan Note, the Non-Competition Agreements, the Voting Agreement, the Bill of Sale and the Assignment and Assumption Agreement.

“Base Consideration” means the amount equal to: (i) $35,000,000, minus (ii) the SWK Obligation Amount (Company Portion), minus (iii) the Subordinated Debt Payment Amount, minus (iv) the SWAI Payment Amount (Company Portion), minus (v) the Unpaid Bridge Loan Amount, (vi) minus the Unpaid Extension Loan Amount.

“Benefit Plan” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other compensation, employment, consulting, bonus, incentive compensation, deferred compensation, profit sharing, stock option, equity appreciation right, equity bonus, equity purchase, employee equity ownership, savings, severance, change in control pay, retention, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, paid time off, holiday, sick leave, fringe benefit or welfare plan, and any other material employee compensation or benefit plan, agreement, policy, practice, program, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by the Company or for which the Company has any material liability, contingent or otherwise.

“Bridge Loan” means the loan made by Alliqua to the Company with a principal amount equal to $1,000,000 in cash pursuant to the terms and conditions set forth in the Bridge Loan Note.

“Bridge Loan Note” means that certain Amended and Restated Subordinated Promissory Note of even date herewith, evidencing the Bridge Loan.

“Business” means the business operations of the Company as conducted as of the date of this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Closing Consideration” means the Base Consideration, plus (i) the Estimated Closing Adjustment, minus (ii) the Escrow Amount, minus (iii) the Alliqua Transaction Expenses, minus (iv) the aggregate Transaction Expenses set forth on the Closing Transaction Expense Certificate.

“Company Closing Shares” means the number of shares of Parent Common Stock equal to (i) the Company Closing Consideration, divided by (ii) the Alliqua Stock Value, rounded down to the nearest whole share.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or used in or necessary for the conduct of the Company’s current business or operations.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, excluding Contracts for commercially available “off the shelf” software or technology products.

“Company IP Registrations” means all Intellectual Property owned by the Company that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Manufacturer” means a third party that Manufactures any Company Product.

“Company Membership Interests” means all outstanding membership interests of the Company, including all Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units.

“Company Products” means TheraGuaze and TheraSkin.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, indenture, bond, arrangement, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Contribution Consideration” shall consist of the Warrant Consideration and the Equity Consideration.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets, (c) receivables from any of the Company’s Affiliates, directors, employees, officers, managers or Members and any of their respective Affiliates, (d) Federal Grant Funds and (e) any Excluded Assets, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that for purposes of calculating Current Assets, commissions from SWAI shall be accrued as an account receivable based upon sales by the Company through the Closing Date. By way of example only, if Closing occurs on the 14th day of a month, the commission that will be payable from SWAI to the Company based upon sales through such 14th day of the month shall be deemed a Current Asset of the Company as of the Closing Date for purposes of this Agreement.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding (a) payables to any of the Company’s Affiliates, directors, employees, officers, managers or Members and any of their respective Affiliates (except current payroll and commission related obligations to the extent included in the Contributed/Assumed Liabilities), (b) deferred Tax Liabilities, (c) Transaction Expenses, (d) the current portion of any Indebtedness of the Company, (e) any items deducted in the calculation of Base Consideration, (f) any Excluded Liabilities, (g) the SWAI Payment Amount (Alliqua Portion), (h) the Liability to transfer the Federal Grant Funds to Eastern Virginia Medical School (“EVMS”), (i) any Liabilities not incurred in the ordinary course of business or consistent with past practice that have been excluded from Contributed/Assumed Liabilities pursuant to Section 2.03(f) and (j) the SWK Obligation Amount (Alliqua Portion),

determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and the Alliqua Entities concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), unincorporated organization, firm or other enterprise, association, organization or entity.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company or the business as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law (including legally binding guidance from a Governmental Authority), and any Governmental Order or binding agreement with any Governmental Authority or third party: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, the environment or environmentally sensitive areas (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, investigation, monitoring or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Consideration” means a number of newly issued shares of Parent Common Stock equal to (i) the Base Consideration, divided by (ii) the Alliqua Stock Value, rounded down to the nearest whole share.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be treated, on the Closing Date or at any time within the six years prior to the Closing Date, as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means an escrow agent mutually acceptable to the parties.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, the Company and the Escrow Agent at the Closing, in a form reasonably acceptable to both Parent and the Company.

“Escrow Amount” means $3,500,000.

“Escrow Parent Shares” means the number of shares of Parent Common Stock equal to the quotient of (i) the Escrow Amount divided by (ii) the Alliqua Stock Value, rounded down to the nearest whole share, to be held in trust with the Escrow Agent pursuant to the Escrow Agreement, until such shares are released in accordance with the terms thereunder.

“Estimated Closing Adjustment” means an amount (which may be either a positive or negative number) equal to the Estimated Closing Working Capital minus the Target Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including all rules and regulations promulgated thereunder.

“Excluded Contracts” means all business associate agreements and business associate addendums entered into by, or on behalf of, the Company.

“Fair Market Value” means, with respect to a Parent Share, the numerical average of the volume weighted average sales price for one Parent Share on the national securities exchange (if any) on which such capital stock is then listed (as reported by Bloomberg, L.P.) during the forty five (45) consecutive trading days immediately preceding the trading day prior to the determination date; provided, however, that if such Parent Shares are not traded on any national securities exchange, Fair Market Value shall mean the numerical average of the reported bid and asked prices in any over-the-counter quotation system selected by Parent during the forty five (45) consecutive trading days immediately preceding the trading day prior to the determination date, or if trading of such Parent Shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the board of directors of Parent in good faith.

“Federal Grant Funds” means the cash received by the Company pursuant to Federal Grant W81XWH-11-2-0233-P00001 pursuant to that certain Research Subaward Agreement awarded by U.S. Army Medical Researach ACQ Activity, less any amount transferred to EVMS prior to the Closing.

“FDA” means the U.S. Food and Drug Administration and the offices thereof.

“FDA Laws” means all Laws related to the Manufacture or Promotion of any Company Product or the conduct of any Person that Manufactures or Promotes any Company Product, including, without limitation: (a) the federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq. and all Laws of the FDA; (b) the Federal Trade Commission Act, 15 U.S.C. § 41 et seq. and all Laws of the U.S. Federal Trade Commission; (c) the standards of the American Association of Tissue Banks; (d) the National Organ Transplant Act, 42 U.S.C. §273 et seq.; (e) Laws of any Governmental Authority related to human tissue or tissue bank licenses, registrations, and certifications; and (f) the Clinical Laboratory Improvement Amendments of 1988 and 42 C.F.R. Part 493; and (g) applicable Laws regarding research, human subjects’ research, and clinical trials, including but not limited to 21 C.F.R. § 312 et seq. (Responsibilities of Sponsors and Investigators), 21 C.F.R. Part 50 (Protection of Human Subjects), and such Good Clinical Practice requirements as may be published by the U.S. Food and Drug Administration from time to time.

“FIRPTA Statement” means certificate described in Treasury Regulations Section 1.1445-2(b)(2) stating that the Company is not a foreign person.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Authorization” means any:  (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound or mixture regulated because of its effect, potential effect or alleged effect on human health or the environment, including (a) any material, substance, chemical, waste, product, derivative, compound, or mixture (whether solid, liquid, or gas), in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Health Care Legal Requirement” means any Law relating to health care regulatory matters, including, without limitation (a) 42 U.S.C. §§ 1320a-7b, and all regulations promulgated thereunder, which are commonly referred to as the “Anti-Kickback Law,” (b) 42 U.S.C. § 1395nn and all regulations promulgated thereunder, which are commonly referred to as the “Stark Law,” (c) 31 U.S.C. §§ 3729 et seq., which is commonly referred to as the “Federal False Claims Act,” (d) Healthcare Information Laws, (e) the Occupational Safety and Health Act and all regulations promulgated under such legislation, (f) applicable laws of the United States Drug Enforcement Administration and all regulations promulgated thereunder, (g) applicable state anti-kickback, fee-splitting and patient brokering laws, (h) state laws governing the licensure and operation of clinical laboratories; (i) applicable Laws governing the Medicare and Medicaid programs, (j) applicable Laws governing payment and reimbursement for healthcare items or services, and (k) other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing or payment for such items or services.

“Health Care Professional” means any Person (e.g., hospital or hospital purchase manager, physician, medical practice group or medical practice group manager, group purchasing organization or third-party payor) that purchases, leases, recommends, uses, prescribes or arranges for the purchase or lease of Company Products or related services or similar products or services.

“Healthcare Information Laws” means (a) HIPAA, (b) the Health Information Technology for Economic and Clinical Health Act of 2009, Pub. L. No. 111-5, as amended, and any rules or regulations promulgated thereunder, (c) any other federal privacy, confidentiality, or security laws and regulations related to health information, including but not limited to 42 C.F.R. Part 2, and (d) any state information privacy and security laws and regulations.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191, and its implementing regulations at 45 C.F.R. Parts 160-164.

“Indebtedness” means, without duplication and with respect to the Company, other than the Bridge Loan or the Extension Loans (if any), all: (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Knowledge” means, when used with respect to the Company, the actual knowledge of Guy Levy, Allan Staley, Linwood Staub, Thomas Zeni or Kerry McCarter, after making due and appropriate inquiry of the applicable department head with respect to such subject matter.

“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, standard, guideline, guidance document, order, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, without limitation, any Health Care Legal Requirement, FDA Laws, or related or similar statutes pertaining to any Governmental Programs or the regulations or requirements promulgated pursuant to any of such statutes.

“Leases” means the Lease Rental Agreement with The Arc of the Virginia Peninsula, Inc., dated November 25, 2008 and the Commercial Lease Agreement with Boulevard Limited Partnership, dated December 10, 2010.

“Licenses” means all permits, registrations, licenses, franchises, certifications and other approvals required from foreign, federal, state or local authorities in order to conduct the Business.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind.

“Lock-Up Agreement” means the Lock-Up Agreement, substantially in the form attached hereto Exhibit A.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, incidental, consequential, special or indirect damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Manager” means the manager of the Company.

“Manufacture(s)” means any or all steps in the recovery, processing, storage, labeling, packaging, or transportation of any Company Product.

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition, circumstance or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of any party to this Agreement, but shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the entity operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 5.03 and Section 7.10; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the business of such Person to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and/or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change (a) has a disproportionate effect on the entity compared to other participants in the industries in which the entity conducts its businesses; or (b) affects the ability of the entity to consummate the transactions contemplated hereby on a timely basis.

“Member” means a member of the Company.

“Nasdaq” means the NASDAQ Capital Market.

“Non-Competition Agreement” means the Non-Competition Agreement in the form attached hereto as Exhibit B.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Shares” means shares of Parent Common Stock.

“Perceptive” means Perceptive Credit Holdings, L.P., as assignee of Perceptive Credit Opportunities Fund, LP, the original lender under the Perceptive Credit Agreement.

“Perceptive Credit Agreement” means that certain Credit Agreement and Guaranty, dated as of May 29, 2015, by and among Alliqua, certain subsidiaries of Alliqua, as guarantors, and Perceptive, as further amended, supplemented, modified or restated from time to time.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (a) Permitted Encumbrances and (b) other Liens set forth on Schedule 2.01 hereto.

“Person” shall mean any individual, Entity or Governmental Authority.

“Post-Closing Adjustment” means an amount (which may be either a positive or negative number) equal to the Closing Working Capital minus the Estimated Closing Working Capital.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and with respect to a taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on the first day of such period and ending on the Closing Date.

“Promotion” means those activities undertaken by any Person for or on behalf of Company to implement marketing or other plans or strategies aimed at encouraging the use or purchase of any Company Product, including, without limitation, face-to-face sales calls or the development or distribution, by any means and in any form, of any material or information regarding or describing any Company Product.

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be included in the Registration Statement related to the Alliqua Stockholders Meeting.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Recall” means any recall, inventory retrieval, market withdrawal, or similar removal from distribution, or any field correction or post-sale correction of any Company Product.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, migration or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Registrable Securities” means the Parent Common Stock, the Warrants and the Parent Common Stock underlying the Warrants comprising the Contribution Consideration issuable to the Company.

“Registration Statement” means the registration statement on Form S-4 or any amendment or supplement thereto filed with the SEC pursuant to which shares of Parent Common Stock issuable in the Alliqua Merger will be registered with the SEC, including the Proxy Statement/Prospectus.

“Representatives” shall mean Affiliates, officers, directors, employees, agents, attorneys, accountants, investment bankers, consultants, advisors and other representatives.

“Requisite Alliqua Vote” means the affirmative vote or consent of Alliqua stockholders representing the number of shares of Alliqua Common Stock required to approve (i) the issuance of Parent Shares pursuant to the terms of this Agreement under applicable Nasdaq rules and (ii) an amendment to Alliqua’s certificate of incorporation to increase the number of authorized shares of Alliqua Common Stock in an amount determined by Alliqua.

“Restricted Nations” means the Balkans, Belarus, Burma (Myanmar), Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of the Congo, Iran, Iraq, Lebanon, Libya, North Korea, Somalia, Sudan, Syria, Ukraine, Venezuela, Yemen or Zimbabwe.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including all rules and regulations promulgated thereunder.

“Stockholder” means a holder of Alliqua Common Stock.

“Subordinated Debt Payment Amount” means $5,134,666.48, plus all unpaid interest accrued from and after August 1, 2016.

“Subordinated Noteholders” means holders of the Company’s outstanding Subordinated Convertible Promissory Notes.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supply Agreement” means that certain Distribution and Supply Agreement, dated as of September 15, 2016, by and between Alliqua and SWAI.

“SWAI” means Skin and Wound Allograft Institute, LLC, a Virginia limited liability company.

“SWAI Payment Amount (Alliqua Portion)” means $720,000, which is the amount equal to sixty percent (60%) of the aggregate value of the consideration payable to SWAI at Closing pursuant to the Supply Agreement.

“SWAI Payment Amount (Company Portion)” means $480,000, which is the amount equal to forty percent (40%) of the aggregate value of the consideration payable to SWAI at Closing pursuant to the Supply Agreement.

“SWK” means SWK Funding LLC, a Delaware limited liability company.

“SWK Credit Agreement” means that certain Credit Agreement, dated as of June 1, 2015, by and between the Company and SWK, as amended by the First Amendment to the Credit Agreement, dated as of May 31, 2016, as further amended, supplemented, modified or restated from time to time.

“SWK Obligation Amount (Alliqua Portion)” means the amount equal to forty percent (40%) of any additional cash or equity payments made to SWK in excess of the $12,397,500 principal balance in connection with the payoff, in full, thereof by Parent at the Closing.

“SWK Obligation Amount (Company Portion)” means the amount equal to: (i) $12,397,500, which represents the outstanding principal balance of the Company’s debt obligations under the SWK Credit Agreement, plus (ii) the amount equal to sixty percent (60%) of any additional cash or equity payments made to SWK in excess of the $12,397,500 principal balance in connection with the payoff thereof by Parent at the Closing.

“Target Working Capital” means $175,000.

“Tax” or “Taxes” shall mean (i) all taxes, unclaimed property and escheat obligations, charges, fees, duties, or levies, imposed by any federal, state, local or foreign Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) or successor of another Person, (B) being a member of an affiliated, combined, or consolidated group, or (C) a contractual arrangement or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Transactions and the other transactions contemplated hereby and thereby.

“Transfer Agent” means Action Stock Transfer Corporation, the transfer agent and registrar for Alliqua Common Stock and Parent Common Stock.

“Unpaid Bridge Loan Amount” means, with respect to the Bridge Loan, as of and through the Closing Date, the aggregate amount outstanding and payable under the Bridge Loan Note, including all unpaid principal, all accrued and unpaid interest thereon and all other amounts payable under the Bridge Loan Note.

“Unpaid Extension Loan Amount” means, with respect to the Extension Loans, as of and through the Closing Date, the aggregate amount outstanding and payable under the notes evidencing the Extension Loans, including all unpaid principal, all accrued and unpaid interest thereon and all other amounts payable thereunder.

“Voting Agreement” means the Voting Agreement, substantially in the form attached hereto Exhibit C.

(b)               Each of the following terms is defined in the Section set forth opposite such term:

Defined Term	Section

Acquisition Proposal	Section 7.03(b)

Agreement	Preamble

Alliqua	Preamble

Alliqua Board	Recitals

Alliqua Certificate of Merger	Section 3.02

Alliqua Entities	Preamble

Alliqua Merger	Recitals

Alliqua Merger Consideration	Section 3.06(b)

Alliqua Preferred Stock	Section 6.03(b)

Alliqua Restricted Share	Section 3.08(b)

Alliqua RSU	Section 3.08(c)

Alliqua SEC Documents	Section 6.06

Alliqua Stock Option	Section 3.08(a)

Alliqua Stockholders Meeting	Section 7.04(d)

Alliqua Surviving Corporation	Section 3.01

Alliqua Warrant	Section 3.08(d)

Audited Financial Statements	Section 5.06

Balance Sheet	Section 5.06

Balance Sheet Date	Section 5.06

Basket	Section 10.04(a)

Bridge Loan	Section 1.01

Bridge Loan Note	Section 1.01

Closing	Section 4.01

Closing Date	Section 4.01

Closing Working Capital Statement	Section 2.08(b)

Company	Preamble

Company Board	Recitals

Company Board Recommendation	Section 5.02(c)

Company Charter Documents	Section 5.03

Company Contribution	Recitals

Company Indemnitees	Section 10.03

Company Information	Section 7.12(a)

Company Min Cash Amount	Section 2.01(a)

Confidentiality Agreement	Section 7.02(b)

Contributed/Assumed Liabilities	Section 2.03

Contributed Assets	Section 2.01

Disputed Amounts	Section 2.08(c)(iii)

Distribution Registration Statement	Section 7.05(a)

Direct Claim	Section 10.05(c)

EARs	Section 5.04(b)

Effective Time	Section 3.02

Escrow Account	Section 2.07

Estimated Closing Adjustment	Section 1.01

Estimated Closing Working Capital	Section 2.08(a)

Estimated Closing Working Capital Statement	Section 2.08(a)

Excluded Assets	Section 2.02

Excluded Liabilities	Section 2.04

Extension Loan	Section 11.01(d)(iii)

Extension Loans	Section 11.01(d)(iii)

FDA	Section 5.26(d)

Financial Statements	Section 5.06

Financing	Section 7.12(a)

Financing Parties	Section 7.12(a)

Government Contracts	Section 5.09(a)(x)

Governmental Programs	Section 5.18(d)

Healthcare Programs	Section 5.27(d)

Indemnified Party	Section 10.04

Indemnifying Party	Section 10.04

Independent Accountant	Section 2.08(c)(iii)

Insurance Policies	Section 5.16

Liabilities	Section 5.07

Lock-Up Period	Section 2.06(b)

Manager Recommendation	Section 5.02(b)

Material Contracts	Section 5.09(a)

Material Customers	Section 5.15(a)

Material Suppliers	Section 5.15(b)

Medicare and Medicaid Programs	Section 5.18(d)

Merger Sub	Preamble

Outside Date	Section 11.01(d)(iii)

Parent	Preamble

Parent Indemnitees	Section 10.02

Payment Programs	Section 5.18(e)

Permitted Encumbrances	Section 5.10(a)

Private Programs	Section 5.18(d)

Qualified Benefit Plan	Section 5.20(b)

Resolution Period	Section 2.08(c)(ii)

Retained Cash Amount	Section 2.02(b)

Review Period	Section 2.08(c)(i)

Shares	Section 3.06(a)

Statement of Objections	Section 2.08(c)(ii)

Supply Agreement	Section 1.01

Surviving Alliqua Common Stock	Recitals

Suspension Notice	Section 7.05(g)

SWAI	Section 1.01

Third Party Claim	Section 10.05(a)

Unaudited Financial Statements	Section 5.06

Undisputed Amounts	Section 2.08(c)(iii)

Union	Section 5.21(b)

U.S. Securities Laws	Section 6.06

VLLCA	Section 5.02(c)

WARN Act	Section 5.21(d)

Warrants	Section 2.06(a)

Warrant Consideration	Section 2.06(a)

Article II. Contribution Of Assets

Section 2.01        Company Contribution; Contributed Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall contribute, convey, transfer, assign and deliver to Parent and Parent shall accept from the Company, all of the Company’s right, title and interest in and to the properties and assets, personal and mixed, tangible and intangible, that are owned or leased by the Company other than the Excluded Assets (defined below), free and clear of all Liens other than Permitted Liens (collectively, the “Contributed Assets”). The Contributed Assets shall include, without limitation, the following:

(a)                any cash in excess of the Retained Cash Amount (the “Company Min Cash Amount”);

(b)               all personal property, machinery, equipment, computer programs, computer software, technology, tools, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, spare parts, and other tangible and intangible personal property related to or used or held for use in the Business;

(c)                all accounts or notes receivable held by the Company, and any security, claim, remedy or other right related to any of the foregoing;

(d)               all Licenses used or held for use by the Company in the Business;

(e)                all Permits maintained by the Company in connection with the Business;

(f)                all rights of the Company under all Acquired Contracts;

(g)               all client or customer lists of the Company used in the Business;

(h)               all lists of the Company’s employees and other agents servicing clients or customers of the Business;

(i)                 all Intellectual Property owned by the Company, whether or not registered, and any applications or registrations therefor, and any goodwill or common law rights associated therewith;

(j)                 all Environmental Attributes;

(k)               all rights in internet websites and internet domain names presently used or held for use in connection with the Business;

(l)                 copies of all books and records exclusively relating to the Business or the Contributed Assets, including without limitation, computer programs and files relating thereto;

(m)             all rights to any Actions of any nature available to or being pursued by the Company to the extent related to the Business, the Contributed Assets or the Contributed/Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(n)               any prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes); and

(o)               all the goodwill associated with the Business.

Section 2.02           Excluded Assets.

The following assets of the Company (collectively, the “Excluded Assets”), shall be retained by the Company:

(a)                all rights under this Agreement and the Ancillary Documents;

(b)               $150,000 in cash (the “Retained Cash Amount”);

(c)                all corporate seals, organization documents, all minute books, shareholder or member lists and similar company records, including Company Tax Returns, all employee-related or employee benefit-related files or records (other than personnel files of employees of the Company hired by Parent at Closing and any other books and records which the Company is prohibited from disclosing or transferring to Parent under applicable law and is required by applicable law to retain);

(d)               personal items such as photographs, artwork, posters, plaques, books, and personal stationery;

(e)                all amounts deposited in and the assets of all Benefit Plans and all rights in connection with any trusts, insurance arrangements, or other assets or funding vehicles held or set aside to pay any liabilities under any Benefit Plan;

(f)                all claims for refunds or refunds of Taxes and other charges imposed by any Governmental Entities on the Company that relate solely to a Pre-Closing Tax Period; and

(g)               all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of the Company.

Section 2.03        Contributed/Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall contribute and Parent shall assume, and Parent hereby agrees to perform and discharge when due, only the following Liabilities of the Company (collectively, the “Contributed/Assumed Liabilities”), and no other Liabilities:

(a)                all Liabilities arising under or relating to the Acquired Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Company on or prior to the Closing;

(b)               all Liabilities and obligations for Taxes relating to the Business, the Contributed Assets or the Contributed/Assumed Liabilities for any taxable period ending after the Closing Date;

(c)                to the extent not paid by Parent at the Closing, the SWK Obligation Amount (Company Portion) and the SWK Obligation Amount (Alliqua Portion);

(d)               any Liabilities listed on Schedule 2.03;

(e)                current payroll and commission related obligations to employees and independent contractors of the Company that remain unpaid and are not delinquent as of the Closing Date;

(f)                all Liabilities included in Current Liabilities, provided that such Liabilities were incurred in the ordinary course of business and consistent with past practice; and

(g)               all trade accounts payable of the Company to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Balance Sheet Date;

provided, however, that, other than as specifically set forth above in this Section 2.03, the Contributed/Assumed Liabilities shall not include any Liabilities relating to the condition of the Contributed Assets that existed on or prior to the Closing Date (including the post-Closing Date migration of such conditions) or relating to any acts, errors or omissions relating to or arising out of the Business or the Contributed Assets, which occurred on or before the Closing Date.

Section 2.04           Excluded Liabilities. Parent shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Company or any of its Affiliates of any kind or nature whatsoever other than the Contributed/Assumed Liabilities (the “Excluded Liabilities”). The Company shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)                all Liabilities in respect of any services performed by the Company before the Closing Date (except as provided in Section 2.03);

(b)               all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury or loss to Person or property resulting from the use or misuse of any Company Product prior to the Closing Date;

(c)                all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services (except as provided in Section 2.03), or the termination of employment or services by the Company or any of its Affiliates of any individual relating to their employment or service with the Company or any of its Affiliates, (ii) workers’ compensation claims against the Company, irrespective of whether such claims are made prior to or after the Closing, (iii) any portion of any employee bonus or similar payments due and owing or paid in conjunction with the Transactions, or (iv) any Benefit Plan;

(d)               all Liabilities arising out of, under or in connection with contracts or agreements that are not Acquired Contracts and, with respect to Acquired Contracts, all Liabilities (i) arising prior to the Closing Date or (ii) in respect of any breach by or default of the Company under such Acquired Contracts prior to the Closing Date;

(e)                any Liabilities relating to or arising out of the Excluded Assets;

(f)                all Liabilities arising out of, under or in connection with any Indebtedness of the Business (except as provided in Section 2.03);

(g)               all Liabilities for (i) Taxes of the Company, (ii) Taxes that relate to the Contributed Assets or the Contributed/Assumed Liabilities for taxable periods (or portions thereof) ending before the Closing Date, and (iii) payments under any Tax allocation, sharing or similar agreement (other than standard commercial agreements entered into in the ordinary course of business with vendors, customers, banks, lessors and the like, the principal purpose of which does not relate to Taxes);

(h)               all Liabilities for fees and expenses incurred by the Company in connection with the negotiation, preparation, investigation and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions including, without limitation, the Transaction Expenses and any fees and expenses of counsel, accountants, consultants, advisers and others;

(i)                 all Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Action relates to such operation prior to the Closing Date, or (ii) any Excluded Asset;

(j)                 all Liabilities relating to any dispute with any client or customer of the Business to the extent existing as of the Closing Date or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing Date;

(k)               any Liabilities of the Company arising under or in connection with any Benefit Plan providing benefits to any present or former employee of the Company;

(l)                 any Liabilities of the Company for any present or former employees, officers, directors, retirees, independent contractors or consultants of the Company, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments (except as provided in Section 2.03);

(m)             any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Company (including with respect to any breach of fiduciary obligations by same);

(n)               any Liabilities associated with debt, loans or credit facilities of the Company and/or the Business owing to financial institutions (except as provided in Section 2.03);

(o)               any Liabilities arising out of, in respect of or in connection with the failure by the Company or any of its Affiliates to comply with any Law or Governmental Order; and

(p)               any Liabilities relating to Hazardous Materials present in, on, under or about the soil, groundwater, surface water, air or building materials of any facility currently or formerly owned, leased or operated by the Company or in connection with the Business on or prior to the Closing Date (and including the subsequent migration thereof) or relating to any violation or alleged violation of Environmental Law arising from or related to conditions existing on or prior to the Closing Date, or relating to the off-site disposal of Hazardous Materials on or prior to the Closing Date.

Section 2.05        Assignment of Contracts. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any contract, License, Lease, Permit, commitment, sales order, purchase order, or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of any other party thereto, would constitute a breach thereof, be in violation of any applicable Law, rule or regulation, or in any other way adversely affect the rights of Parent thereunder. Prior to the Closing, the Company will obtain the consent of the other party to any of the foregoing to the assignment thereof to Parent in all cases in which such consent is required for assignment or transfer. If such consent is not obtained or if an attempted assignment thereof would be ineffective or would affect the rights of the Company thereunder so that Parent would not receive all such rights, the Company shall use commercially reasonable efforts to reach any arrangements Parent deems necessary or desirable to provide for Parent the benefit thereunder, including enforcement for the benefit of Parent of all rights of the Company against the other party thereto.

Section 2.06        Company Consideration.

(a)                Contribution Consideration. On the terms and subject to the conditions contained in this Agreement, as consideration for the Contributed Assets, Parent shall deliver to the Company the Contribution Consideration consisting of (i) warrants to purchase 4 million shares of Parent Common Stock (each a “Warrant” and collectively, the “Warrants”) in substantially the form attached hereto as Exhibit D (the “Warrant Consideration”) and (ii) the Equity Consideration.

(b)               Lock-Up; Voting Agreement. The issuance and ownership of any shares of Parent Common Stock included in the Contribution Consideration pursuant to this Article II shall be subject to the terms and conditions set forth in each of the Lock-Up Agreement and the Voting Agreement to be executed and delivered by the Company at the Closing, pursuant to which the Company will agree, among other things, (i) not to sell or otherwise dispose, directly or indirectly, of any shares of Parent Common Stock owned beneficially or of record for a period of twelve (12) months following the Closing Date (the “Lock-Up Period”) and (ii) to vote fifty percent (50%) of such shares of Parent Common Stock in accordance with the terms of the Voting Agreement.

Section 2.07        Escrowed Company Consideration. At the Closing, Parent shall deposit or cause the Transfer Agent to deposit in an escrow account (the “Escrow Account”) established in accordance with the Escrow Agreement, the Escrow Parent Shares.

Section 2.08        Working Capital Adjustment.

(a)                Closing Adjustment. At least five (5) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein, other than the Bridge Loan and Extension Loans (if any) for purposes of calculating Current Assets, if applicable), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements.

(b)               Post-Closing Adjustment. Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Company an unaudited statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements.

(c)                Examination and Review.

(i)                 Examination. After receipt of the Closing Working Capital Statement, the Company shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Company and its accountants shall have full access to the books and records, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Working Capital Statement as the Company may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent.

(ii)               Objection. On or prior to the last day of the Review Period, the Company may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Company fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Company. If the Company delivers the Statement of Objections before the expiration of the Review Period, Parent and the Company shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and the Company, shall be final and binding.

(iii)             Resolution of Disputes. If the Company and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants that shall be appointed by mutual agreement of Parent and the Company (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)             Fees of Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Company, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Company or Parent, respectively, bears to the aggregate amount actually contested by the Company and Parent.

(v)               Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, absent fraud or manifest error.

(d)               Post-Closing Adjustment to the Contribution Consideration.

(i)                 If the Post-Closing Adjustment is a negative number, the Company and Parent shall, within ten (10) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Escrow Parent Shares, a number of shares equal to (x) the Post-Closing Adjustment, divided by (y) the Alliqua Stock Value, to Parent. Any such shares shall be treated as unissued treasury shares of Parent.

(ii)               If the Post-Closing Adjustment is a positive number, Parent shall, within ten (10) Business Days after the final determination of the Post-Closing Adjustment, issue or cause the Transfer Agent to issue to the Company a number of shares of Parent Common Stock equal to (x) the Post-Closing Adjustment, divided by (y) the Alliqua Stock Value.

(e)                Adjustments for Tax Purposes. Any share issuances or disbursements made pursuant to this Section 2.08 shall be treated as an adjustment to the Contribution Consideration by the parties for Tax purposes, unless otherwise required by Law.

Article III. The Merger

Section 3.01        The Alliqua Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall merge with and into Alliqua in accordance with Section 251(g) of the DGCL, whereupon the separate corporate existence of Merger Sub shall cease and Alliqua shall continue its corporate existence under the DGCL as the surviving corporation in the Alliqua Merger (the “Alliqua Surviving Corporation”).  As a result of the Alliqua Merger, Alliqua shall become a wholly owned subsidiary of Parent.

Section 3.02        Effective Time. Subject to the provisions of this Agreement, not later than one full day prior to the Closing Date, Alliqua and Merger Sub shall cause a certificate of merger (the “Alliqua Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251(g) of the DGCL with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Alliqua Merger. The Alliqua Merger shall become effective at such time as the Alliqua Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the parties and specified in the Alliqua Certificate of Merger in accordance with the DGCL (the effective time of the Alliqua Merger being hereinafter referred to as the “Effective Time”).

Section 3.03        Effects of the Alliqua Merger. The Alliqua Merger shall have the effects set forth herein and in the applicable provisions of the DGCL (including Sections 251(g) and 259 thereof). Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Alliqua and Merger Sub shall vest in the Alliqua Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Alliqua and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Alliqua Surviving Corporation. Further, from time to time, as and when required by the Alliqua Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Alliqua or Merger Sub, as applicable, such deeds and other instruments, and there shall be taken or caused to be taken by it such further actions, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Alliqua Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Alliqua Surviving Corporation are fully authorized in the name and on behalf of Alliqua and Merger Sub or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

Section 3.04        Certificates of Incorporation and Bylaws.

(a)                At the Effective Time, by virtue of the Alliqua Merger and without any action on the part of Merger Sub or Alliqua, the certificate of incorporation of Alliqua, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Alliqua Surviving Corporation until thereafter changed or amended in accordance with the terms thereof and as provided by the DGCL, except that in accordance with Section 251(g) of the DGCL, from and after the Effective Time:

(i)                 Article FIRST shall be amended and restated solely to rename the corporation to a name selected by Alliqua.

(ii)               Paragraph A of Article FOURTH shall be amended and restated in its entirety as follows:

“A. The total number of shares of capital stock that the Corporation shall have authority to issue is 10,000, consisting of 9,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 1,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

(iii)             A new Article ELEVENTH shall be added thereto, reading as follows:

“ELEVENTH: Other than the election or removal of directors of the Corporation, any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Alliqua Holdings, Inc. (or any successor by merger) by the same vote as is required by the General Corporation Law of the State of Delaware and/or this Certificate of Incorporation.”

(b)               As of the Effective Time, by virtue of the Alliqua Merger and without any action on the part of Merger Sub or Alliqua, the bylaws of Alliqua, as in effect immediately prior to the Effective Time, shall be the bylaws of the Alliqua Surviving Corporation until thereafter changed or amended in accordance with the terms thereof, the certificate of incorporation of the Alliqua Surviving Corporation or as provided by the DGCL.

(c)                In accordance with Section 251(g) of the DGCL, Parent agrees to file (and Alliqua as the sole stockholder of Parent shall have approved the filing of) an amended and restated certificate of incorporation of Parent, containing provisions identical to those in the certificate of incorporation of Alliqua immediately prior to the Effective Time (with such modifications as may be permitted by Section 251(g) of the DGCL), with the Secretary of State of the State of Delaware prior to the Effective Time, to be effective as of the Effective Time. Parent further agrees to adopt amended and restated bylaws prior to the Effective Time and effective as of the Effective Time containing provisions identical to those in the bylaws of Alliqua in effect immediately prior to the Effective Time. At the Effective Time, Parent’s name shall be changed to Alliqua BioMedical, Inc.

Section 3.05        Directors and Officers.

(a)                The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Alliqua Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Alliqua Surviving Corporation.

(b)               The directors and officers of Alliqua, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of Parent until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Parent.

(c)                As soon as practical following the Effective Time, the Company shall be entitled to appoint one additional director to Parent’s board of directors to serve until the next annual meeting of stockholders of Parent following the expiration of the Lock-Up Period or until his successor has been duly elected or appointed and qualified or his earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Parent.

Section 3.06        Effect of the Alliqua Merger on Common Stock. At the Effective Time, as a result of the Alliqua Merger and without any action on the part of the holder of any shares of Alliqua Common Stock or any capital stock of Merger Sub:

(a)                Cancellation of Certain Alliqua Common Stock. Shares of Alliqua Common Stock (the “Shares”) that are owned by the Alliqua Entities (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)               Conversion of Alliqua Common Stock. Each share of Alliqua Common Stock issued and outstanding immediately prior to the Effective Time (other than the Shares to be cancelled and retired in accordance with Section 3.06(a)) shall be converted into one fully paid and non-assessable share of Parent Common Stock (collectively, the “Alliqua Merger Consideration”). The conversion of these shares will occur by virtue of the Alliqua Merger and without an exchange of certificates.

(c)                Rights of Certificate Holders; Book-Entry Shares. Upon conversion thereof in accordance with this Section 3.06, all shares of Alliqua Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Alliqua Common Stock shall cease to have any rights with respect to such shares of Alliqua Common Stock. At the Effective Time, the designations, rights, powers and preferences and qualifications, limitations and restrictions, of Parent Common Stock will, in each case, be identical to those of Alliqua Common Stock immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced shares of Alliqua Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Parent Common Stock, and shall be so registered on the books and records of Parent and its transfer agent. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Alliqua Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Parent Common Stock.

(d)               Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of Surviving Alliqua Common Stock.

(e)                Cancellation of Parent Common Stock. Each share of Parent Common Stock owned by Alliqua immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration whatsoever shall be delivered in exchange therefor.

Section 3.07        Continued Listing of Parent Common Stock At least 15 calendar days prior to the Effective Time, Alliqua will file with Nasdaq any appropriate forms (and pay in full all fees relating thereto) required under the NASDAQ Stock Market Rules in order to effect a “Substitution Listing Event” (as such term is defined in Rule 5005(a)(40) of the NASDAQ Stock Market Rules) such that the Parent Common Stock will be traded on Nasdaq as of the Effective Time.

Section 3.08        Alliqua Stock Options, Warrants and Other Stock-Based Awards.

(a)                Each option or other right to acquire Alliqua Common Stock granted under any Alliqua Stock Plan (each an “Alliqua Stock Option”) or otherwise that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall, as of the Effective Time, (i) continue to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Alliqua Stock Plan and the award agreement pursuant to which such Alliqua Stock Option was granted, (ii) cease to represent an option or right to acquire shares of Alliqua Common Stock, and (iii) shall be converted into an option or right to purchase shares of Parent Common Stock.  The number of shares, the exercise price per share of Parent Common Stock, and any other rights of a holder of a converted Alliqua Stock Option shall be determined in a manner that complies with the requirements of Section 424 of the Code and the Treasury Regulations thereunder and Section 409A of the Code and the Treasury Regulations thereunder, as applicable.

(b)               Each restricted share of Alliqua Common Stock subject to vesting, repurchase or lapse restrictions (each an “Alliqua Restricted Share”) that is outstanding under any Alliqua Stock Plan or otherwise as of immediately prior to the Effective Time shall, as of the Effective Time, continue to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Alliqua Stock Plan and the award agreement pursuant to which such Alliqua Restricted Share was granted and shall be exchanged for one share of Parent Common Stock, and shall remain subject to the same restrictions and other terms as are set forth in the Alliqua Stock Plan and the award agreement pursuant to which such Alliqua Restricted Share was granted.

(c)                Each restricted stock unit, deferred stock unit or phantom unit in respect of a share of Alliqua Common Stock (each an “Alliqua RSU”) that is outstanding under any Alliqua Stock Plan or otherwise (including any Alliqua RSUs held in participant accounts under any employee benefit or compensation plan or arrangement of Alliqua) as of immediately prior to the Effective Time shall, as of the Effective Time whether granted pursuant to an Alliqua Stock Plan, or any other plan or arrangement, continue to vest or accelerate (if unvested) and be subject to the same terms as provided in the plan and award agreement pursuant to which such Alliqua RSU was granted and shall be converted into a number of restricted stock units, deferred stock units or phantom units, as applicable, in respect of shares of Parent Common Stock, equal to the number of shares underlying the Alliqua RSUs held by the grantee immediately prior to the Effective Time.

(d)               Each agreement evidencing warrants to purchase shares of Alliqua Common Stock (each an “Alliqua Warrant”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, be cancelled, terminated and extinguished and upon the cancellation thereof be converted into a warrant or right to acquire shares of Parent Common Stock on the same terms as the applicable Alliqua Warrant.

(e)                At or prior to the Effective Time, Alliqua, the Alliqua Board and its compensation committee, as applicable, and Parent, Parent’s board of directors, and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including obtaining any necessary consents and providing any necessary notices, to (i) effectuate the provisions of Section 3.08(a) through Section 3.08(d) and (ii) cause Parent to assume the Alliqua Stock Plans and award agreements issued thereunder.

(f)                As of the Effective Time, Parent shall be deemed a “successor issuer” for purposes of continuing offerings of Alliqua under the Securities Act. As soon as practicable following the Effective Time, Parent shall, to the extent deemed appropriate by Parent, file post-effective amendments to Alliqua’s currently effective registration statements, adopting such statements as its own registration statements for all purposes of the Securities Act and the Exchange Act, and setting forth any additional information necessary to reflect any material changes made in connection with, or resulting from, the succession or necessary to keep the registration statements from being misleading.

Section 3.09      Withholding Rights. Each of Parent, Merger Sub, Alliqua and the Alliqua Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable to any Person under this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, Alliqua or the Alliqua Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, Alliqua or the Alliqua Surviving Corporation, as the case may be, made such deduction and withholding. In the event Parent, Merger Sub or Alliqua determines that withholding is required pursuant to this Section 3.09, at least five (5) Business Days prior to Closing, Alliqua shall notify the Company of such determination, with reasonable specificity, and provide the Company with an opportunity to determine and discuss whether an alternative to such withholding is reasonably available.  If after such notice and discussion, Parent, Merger Sub or Alliqua, as applicable, continues to believe that such withholding is required under the Code or any applicable Tax Law, then such amount may be deducted and withheld as so required.

Article IV. The Closing

Section 4.01        Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place at 9 a.m. (Eastern Time), no later than two (2) Business Days after the last of the conditions to Closing set forth in Article IV have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Haynes and Boone LLP, 30 Rockefeller Plaza, 26th Floor, New York, New York 10112, or at such other time or on such other date or at such other place as the parties may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 4.02        Closing Deliverables.

(a)                At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent and Alliqua the following:

(i)                 the Escrow Agreement duly executed by the Company;

(ii)               a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied;

(iii)             a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the Company Board and the Manager authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (B) all such resolutions and consents are in full force and effect and are all the resolutions and consents adopted in connection with the transactions contemplated hereby and thereby;

(iv)             a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v)               a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized, dated as of a date no more than ten (10) Business Days prior to the Closing Date;

(vi)             the Bill of Sale in the form attached hereto as Exhibit E, executed by the Company;

(vii)           the Assignment and Assumption Agreement in the form attached hereto as Exhibit F, executed by the Company;

(viii)         the Lock-Up Agreement duly executed by the Company;

(ix)             the Voting Agreement duly executed by the Company;

(x)               the Non-Competition Agreements duly executed by each of the Persons identified on Schedule 4.02(a) hereto;

(xi)             at least two (2) Business Days prior to the Closing, the Closing Transaction Expenses Certificate;

(xii)           at least five (5) Business Days before the Closing, the Estimated Closing Working Capital Statement contemplated in Section 2.08(a);

(xiii)         immediately available funds in an amount equal to the Company Min Cash Amount, if any, as directed by Parent;

(xiv)         a Form W-9 for the Company;

(xv)           the FIRPTA Statement;

(xvi)         the Articles of Organization of the Company, certified as of a date no more than ten (10) Business Days prior to the Closing Date by the Virginia State Corporation Commission; and

(xvii)       such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)               At the Closing, Alliqua, Parent and Merger Sub shall deliver or cause to be delivered to the Company (or such other Person as may be specified herein) the following:

(i)                 the Escrow Agreement duly executed by Parent;

(ii)               the Warrants duly executed by Parent, registered in the name of the Company;

(iii)             certificate(s) or book-entry(ies) representing the Company Closing Shares, registered in the name of the Company;

(iv)             deposit with the Escrow Agent of the Escrow Parent Shares;

(v)               payment of the Subordinated Debt Payment Amount to the Subordinated Noteholders by either (A) wire transfer of immediately available funds, (B) shares of Parent Common Stock valued at the Alliqua Stock Value, or (C) a combination thereof, as determined by each Subordinated Noteholder;

(vi)             payment to the Persons identified on the Closing Transaction Expense Certificate, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such Persons as set forth on the Closing Transaction Expense Certificate;

(vii)           a payoff letter evidencing, as of and through the Closing Date, that all amounts under the Bridge Loan Note and Extension Loans (if any) are deemed paid in full;

(viii)         payment to SWAI, by wire transfer of immediately available funds, of the SWAI Payment Amount (Alliqua Portion) and the SWAI Payment Amount (Company Portion);

(ix)             unless otherwise assumed by Parent pursuant to Section 7.15, payment to SWK, by wire transfer of immediately available funds, of the SWK Obligation Amount (Alliqua Portion) and the SWK Obligation Amount (Company Portion);

(x)               a certificate, dated the Closing Date and signed by a duly authorized officer of Alliqua, Parent and Merger Sub, that each of the conditions set forth in Section 9.01 and Section 9.03 have been satisfied;

(xi)             a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Alliqua, Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Alliqua, Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(xii)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Alliqua, Parent and Merger Sub certifying the names and signatures of the officers of Alliqua, Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(xiii)         such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article V.
Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to the Alliqua Entities that the statements contained in this Article V are true and correct as of the date hereof and the Closing Date.

Section 5.01        Organization and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Virginia and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it has been and is currently conducted. Section 5.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.02        Authority; Board Approval.

(a)                The Company has full limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions and the transactions contemplated hereby and thereby, including without limitation, any approval of the Members. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)               The Manager has (i) determined that this Agreement and the transactions contemplated hereby, including the Transactions, are fair to, and in the best interests of, the Members, (ii) directed that the Agreement be submitted to the Company Board for approval, and (iii) resolved to recommend that the Company Board adopt the Agreement (collectively, the “Manager Recommendation”).

(c)                The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Transactions, are fair to, and in the best interests of, the Members, (ii) approved and declared advisable the Agreement and the transactions contemplated by this Agreement, including the Transactions, in accordance with the Virginia Limited Liability Company Act (the “VLLCA”), and (iii) determined that the Agreement is not required to be submitted to the Members for approval (collectively, the “Company Board Recommendation”).

Section 5.03        No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other organizational documents of the Company (“Company Charter Documents”); (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of the Company’s properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, except in the cases of clauses (b), (c) and (d) where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Encumbrance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, if not obtained, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.04        Capitalization.

(a)                As of the date hereof, the authorized and outstanding Company Membership Interests are as set forth on Section 5.04 (a) of the Disclosure Schedules.

(b)               Section 5.04 (b) of the Disclosure Schedules set forth, as of the date hereof, (i) the name of each Person that is the registered owner of any and the number of Company Membership Interests owned by such Person, (ii) a list of all holders of warrants to purchase Company Membership Interests, including the number of Company Membership Interests subject to each such warrant, the grant date, exercise price and vesting schedule for such warrant, the extent to which such warrant is vested and exercisable and the date on which such warrant expires, and (iii) a list of all holders of outstanding “equity appreciation rights” (“EARs”), including the number of units subject to such EARs, the grant date, and the “base price” for such EARs. There are no outstanding options to purchase Company Membership Interests. Each EAR was granted in compliance with all applicable Laws, and does not and will not trigger any liability for the holder of such EAR under Section 409A of the Code. The Company has heretofore provided or made available to the Alliqua Entities (or Alliqua’s Representatives) true and complete copies of each outstanding warrant, and the standard form of EAR agreement and any EAR agreements that differ from such standard form.

(c)                Except as disclosed on Section 5.04(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire Company securities is authorized or outstanding, and (ii) there is no commitment by the Company to issue interests, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends or distributions with respect to any Company Membership Interest.

(d)               All issued and outstanding Company Membership Interests are, and all Company Membership Interests which may be issued pursuant to the exercise of options or warrants, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and, (iii) except as disclosed on Section 5.04(d) of the Disclosure Schedules, free of any Encumbrances created by the Company in respect thereof. All issued and outstanding Company Membership Interests, options and warrants were issued in compliance with applicable Law.

(e)                No outstanding Company Membership Interest is subject to vesting or forfeiture rights or repurchase by the Company. Except as disclosed on Section 5.04(e) of the Disclosure Schedules, there are no outstanding or authorized appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f)                All distributions, dividends, repurchases and redemptions of the Company Membership Interests (or other equity interests) were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 5.05        No Subsidiaries. The Company has no Subsidiaries and does not have any equity interest or ownership interest in any other Person.

Section 5.06        Financial Statements. Correct and complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31, 2015 and the related statements of income and retained earnings, members’ equity and cash flow for the year then ended (the “Audited Financial Statements”) and unaudited financial statements consisting of the balance sheet of the Company as at each of December 31, 2014 and June 30, 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the respective year and quarter then ended (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated in accordance with GAAP. The balance sheet of the Company as of June 30, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP. Since January 1, 2013, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the preparation of the Financial Statements.

Section 5.07      Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) of the type which would be required to be disclosed in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date and which would not, individually or in the aggregate, exceed $75,000, or (c) those contemplated by this Agreement or incurred in connection with the Transactions.

Section 5.08        Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)                event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               amendment of the Company Charter Documents;

(c)                split, combination or reclassification of any of the Company Membership Interests;

(d)               issuance, sale or other disposition of any of the Company Membership Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company Membership Interests;

(e)                declaration or payment of any dividends or distributions on or in respect of any of the Company Membership Interests or redemption, purchase or acquisition of the Company Membership Interests;

(f)                issuance or grant of any EARs;

(g)               material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(h)               material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i)                 entry into any Contract that would constitute a Material Contract;

(j)                 incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(k)               transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(l)                 transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(m)             material damage, destruction or Loss (whether or not covered by insurance) to its property;

(n)               any capital investment in, or any loan to, any other Person;

(o)               acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)               any material capital expenditures in excess of $25,000 in the aggregate;

(q)               imposition of any Encumbrance upon any of the Company’s properties, any Company Membership Interests or assets, tangible or intangible;

(r)                 (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current employees, officers, managers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses relating to any such change in the terms of employment or termination exceed $75,000 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, director, independent contractor or consultant;

(s)                hiring of any employee or promoting any person as or to (as the case may be) an officer without the express consent of Alliqua;

(t)                 adoption, modification or termination of any: (i) employment, severance, retention, change in control pay or other similar agreement with any current or former employee, officer, manager, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each casewhether written or oral;

(u)               any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Members or current or former managers, directors, officers and employees;

(v)               entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)             make or agree to any material change in the commercial terms (i.e. pricing, rebates, payment terms, etc.) with any customer or supplier;

(x)               except for the Transactions, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(y)               purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(z)                acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or securities of, or by any other manner, any business or any Person or any division thereof;

(aa)            action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any tax asset of the Alliqua Entities; or

(bb)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.09        Material Contracts.

(a)                Section 5.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 5.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 5.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)                 any Contract (or group of related Contracts) to which the Company is party and under which the Company: (A) sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate of payments due to or from the Company, respectively, in the one-year period ending on the date of this Agreement, was equal to or exceeded $25,000; (B) reasonably anticipates that it will be selling or purchasing products or services during the one-year period after the date of this Agreement, in which the aggregate payments due to or from the Company, respectively, for such products or services are reasonably expected to equal or exceed $25,000; or (C) reasonably anticipates that it will be selling or purchasing products or services for consideration of $50,000 in the aggregate over the life of the Contract;

(ii)               all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)             all Contracts involving the supply of material component, materials, services or products to the Company, including without limitation, any tissues or donors or services related thereto;

(iv)             all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or Liability of any Person;

(v)               all Contracts that relate to the acquisition or disposition of any business, a material amount of securities or assets of any other Person or any real property (whether by merger, sale of securities, sale of assets or otherwise);

(vi)             all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vii)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(viii)         all Contracts pursuant to which the Company is or may become obligated to make any severance, change of control, termination or similar payment to any employee, officer, director, independent contractor or consultant;

(ix)             except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(x)               all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(xi)             any Contract under which the Company has advanced or loaned any other Person any amounts;

(xii)           any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the transactions contemplated hereby;

(xiii)         any Contract providing for the settlement of any Action against the Company pursuant to which the Company has any existing material obligations;

(xiv)         any lease or similar agreement pursuant to which: (A) the Company is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person for an annual rent in excess of $25,000; (B) the Company is the lessor of, or makes available for use by any Person, any tangible personal property owned by it for an annual rent in excess of $25,000; or (C) the Company is the lessee of, or holds or uses, any real property owned by any Person for an annual rent in excess of $50,000;

(xv)           any Contract with any Member or any current officer, manager or director or Affiliate of the Company;

(xvi)         all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xvii)       any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or clients of the Company, including any Contract which contains a “most favored nation” provision;

(xviii)     any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xix)         all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xx)           any other Contract not previously disclosed pursuant to this Section 5.09 that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act if the Company were subject to such reporting requirements.

(b)               Each Material Contract is legally valid and binding on the Company and, to the Knowledge of the Company, is a legally valid and binding obligation of the other parties thereto, in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach or violation of or default under (nor is the Company or, to the Company’s Knowledge, any party thereto, alleged to be in breach or violation of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in any party having the right to terminate such Material Contract or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 5.10        Title to Assets; Real Property.

(a)                Except as disclosed on Section 5.10(a) of the Disclosure Schedules, the Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                 liens for Taxes not yet due and payable;

(ii)               liens for Taxes being contested in good faith and for which there are adequate accruals or reserves on the Balance Sheet;

(iii)             mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)             easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(v)               other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company;

(vi)             imperfections of title or Encumbrances that have not had, and would not have, a Material Adverse Effect; or

(vii)           Liens that have not had, and would not have, a Material Adverse Effect.

(b)               Section 5.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property owned by the Company encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property owned by the Company or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 5.11        Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 5.12           Intellectual Property.

(a)                Section 5.12(a) of the Disclosure Schedules lists all Company IP Registrations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)               Section 5.12(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.

(c)                Except as disclosed on Section 5.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, or has the valid right to use all other Company Intellectual Property, in each case, free and clear of Encumbrances other than Permitted Liens. Without limiting the generality of the foregoing, except for employees who developed Company Intellectual Property within the scope of their employment and which results in the Company owning all right, title and interest in such Company Intellectual Property, and/or who have been a party to “work made for hire” arrangements with the Company and which results in the Company owning all right, title and interest in such Company Intellectual Property, the Company has entered into binding, written agreements with every current and former employee who is or was involved in the creation or development of any Company Intellectual Property, and with every current and former independent contractor who is or was involved in the creation or development of any Company Intellectual Property, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in the Company Intellectual Property. The Company has provided Parent with true and complete copies of the standard form of such agreements and any such agreements that differ from such standard form.

(d)               The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property.

(e)                The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f)                The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not materially infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)               There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property owned by the Company or the Company’s rights with respect to any Company Intellectual Property. In addition, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license) by the Company or, to the Company’s Knowledge, any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or, to the Company’s

Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 5.13        Inventory. All material inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as disclosed on Section 5.13 of the Disclosure Schedules, all such material inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of material inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 5.14        Accounts Receivable. All material accounts receivable reflected on the Balance Sheet and all material accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice and normal product returns in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet, if any, or, with respect to material accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, if any, are collectible in full within 90 days after billing. The Company does not include a reserve for bad debts on the Company’s Balance Sheet.

Section 5.15        Customers and Suppliers.

(a)                Section 5.15(a) of the Disclosure Schedules sets forth (i) each direct and indirect customer of the Company (including, without limitation, direct purchasers of the Company’s TheraSkin® product) who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reasonable basis to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)               Section 5.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reasonable basis to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 5.16        Insurance. Section 5.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers, managers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect. All premiums due on such Insurance Policies have been paid.

Section 5.17        Legal Proceedings; Governmental Orders.

(a)                There are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by the Company, any of its properties or assets or any of its officers, managers, directors or employees (in their capacities as such) that if determined adversely to the Company would result in a Material Adverse Effect; or (ii) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 5.18        Compliance With Laws; Permits.

(a)                The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No investigation, review or Proceeding by any Governmental Authority in relation to any actual or alleged material violation of Law by the Company is pending or, to the Company’s Knowledge, threatened, nor has the Company received any written notice from any Governmental Authority indicating an intention to conduct the same. The Company is not a party to any consent or similar Contract that: (i) materially restricts its conduct of the Business; or (ii) would otherwise reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect. The Company has not received any written notice of, or been charged with, the violation of any material Law.

(b)               All Permits required for the Company to conduct its business as currently being conducted and as presently planned to be conducted have been obtained by the Company, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and all such Permits are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 5.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 5.18(b) of the Disclosure Schedules.

(c)                Section 5.18(c) of the Disclosure Schedule identifies each current Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is in compliance with the terms and requirements of the Governmental Authorizations held by it, except where the failure to be in compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company has not received any notice from any Governmental Authority regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. Section 5.18(c) of the Disclosure Schedule also identifies with an asterisk each Governmental Authorization set forth therein which by its terms cannot be transferred to the Alliqua Surviving Corporation at the Effective Time.

(d)               Except as set forth in Section 5.18(d) of the Disclosure Schedule, the Company has not applied, and is not certified, for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) and the TRICARE Program (the Medicare and Medicaid Programs, the TRICARE Program, and such other similar federal, state or local reimbursement or governmental programs (including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f)), such federal, state or local reimbursement or governmental programs are referred to collectively as the “Governmental Programs”), nor does the Company bill or receive payments from private, non-governmental programs (including any private insurance program) (such private, non-governmental programs are referred to collectively as “Private Programs”). The Company has not received any written warning, notice of violation, notice of revocation, fine, penalty, or other sanction (including exclusion from participation) from any Governmental Program or Private Program. There are no pending or, to the Company’s Knowledge, threatened investigations, audits or other actions by a Governmental Program or Private Program against the Company, nor have there been any within the last three (3) years.

(e)                No Governmental Program or Private Program (collectively, “Payment Programs”) has imposed a fine, penalty or other sanction on the Company. The Company has not been excluded from participation in any Payment Program.

(f)                Neither the Company nor any manager, director, officer, employee or agent of the Company:

(i)                 has been convicted of or has been charged by any Governmental Authority or by any third party on behalf of any Governmental Authority with any violation of any Law related to any Governmental Program;

(ii)               has been convicted of, or has been charged by any Governmental Authority with any violation of any Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances;

(iii)             is or has been excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of any Law or engaged in any act or conduct that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility; or

(iv)             is a party or subject to any action or proceeding concerning any of the matters described in clauses (i) through (iii).

Section 5.19        Environmental Matters.

(a)                The Company is currently and has been in compliance with all Environmental Laws in all material respects and has not received from any Person any: (i) Environmental Notice or Environmental Claims; or (ii) written request for information pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)               The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 5.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the Business or Contributed Assets of the Company and all such Environmental Permits are in full force and effect, and applicable applications to renew such Environmental Permits have been filed in a manner such that the permits remain in effect during the pendency of the application, and no proceeding is pending or, to the Knowledge of the Company, threatened to revoke, terminate or modify such Environmental Permits, and, to the Knowledge of the Company, there is no condition, event or circumstance that might materially prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(c)                No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)               There has been no Release of Hazardous Materials with respect to the business or assets of the Company or on, at, to, from, in or under any real property currently owned, operated or leased by the Company or during the term of the Company’s ownership, operation or lease, any real property formerly owned, operated or leased by the Company or on, at, to, from, in or under any facility at which Hazardous Materials from the operations of the Company have come to be located, except for Releases of Hazardous Materials that would not result in a material liability under Environmental Law; the Company has not received an Environmental Notice or Environmental Claim that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company, except for such Environmental Claims or violations that would result in a material liability under Environmental Law.

(e)                Section 5.19(e) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(f)                The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g)               The Company has provided or otherwise made available to Parent and listed in Section 5.19(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)               To the Company’s Knowledge, there is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or increase, in any material respect, the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(i)                 The Company owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 5.19(i) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. To the Company’s Knowledge, there is no condition, event or circumstance that might prevent, impede or increase, in any material respect, the costs associated with the transfer (if required) to Parent of any Environmental Attributes after the Closing Date.

Section 5.20        Employee Benefit Matters.

(a)                Section 5.20(a) of the Disclosure Schedules contains a true and complete list of each Benefit Plan. With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, and insurance policies and contracts; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; and (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Form 5500, with schedules and financial statements attached.

(b)               Each Benefit Plan and any related trust has been administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws), except for any failures that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Section s 401(a) and 501(a), respectively, of the Code, and to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.

(c)                No Benefit Plan is and neither the Company nor any of its ERISA Affiliates has at any time within the last six (6) years, maintained, contributed to, been required to contribute to, or incurred any liability or obligation (contingent or otherwise) under or with respect to, (i) a pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of

Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (v) an employee benefit plan, Contract, policy or arrangement that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States. Neither the Company nor any ERISA Affiliate has any obligation under any Benefit Plan, with respect to which Parent or any of its Affiliates would have any Liability as the result of the transactions contemplated under this Agreement, or that could reasonably be expected to result in a Lien attaching to the Contributed Assets.

(d)               Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(e)                There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits) and, to the Company’s Knowledge, no fact or event exists that could reasonably be expected to give rise to any such Action.

(f)                Notwithstanding any of the foregoing provisions, the Alliqua Entities and the Company agree that (i) there will be no breach of any of the representations set forth in this Section 5.20 solely as the result of (A) any “M&A Qualified Beneficiary” of the Company within the meaning of Treasury Regulation § 54.4980B-9 becoming entitled to COBRA continuation coverage under any group health plan of Alliqua or any of its Affiliates, provided that, prior to the Closing Date, the Company has provided Alliqua, with respect to each Benefit Plan that is a “group health plan” (as defined in Section 4980B(g) of the Code), a complete list of the names and contact information for each individual who (1) is currently receiving health care continuation coverage under COBRA or applicable state Law, (2) is eligible to receive health care continuation coverage under COBRA or applicable state Law and with respect to whom the “election period” (as defined in Section 4980B(f)(5) of the Code) has not expired, or (3) will otherwise be an “M&A Qualified Beneficiary” (as such phrase is defined in Treasury Regulation § 54.4980B-9); or (B) any participant initiated rollover of plan assets from any cash or deferred arrangement of the Company within the meaning of Section 401(k) of the Code to any cash or deferred arrangement of Alliqua or any of its Affiliates; and (ii) neither of the events set forth in clause (i), provided that the conditions set forth in clause (i) are satisfied, shall be treated as resulting in Alliqua or any of its Affiliates being subject to any Excluded Liabilities under this Agreement.”

Section 5.21        Employment Matters.

(a)                Section 5.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date;

(iv) current annual base compensation rate, including annual salary for employees paid by salary and hourly rate of pay for employees paid by the hour; (v) status as an exempt or non-exempt employee; (vi) commission, bonus or other incentive-based compensation; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof, including, without limitation, accrued, unused paid time off. As of the date hereof, all compensation, including wages, overtime, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)               The Company is not, and within the last five (5) years has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and within the last five (5) years has not been, any Union representing or purporting to represent any employee of the Company. To the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining, and no certification question, demand for recognition, representation proceedings or other unionization activities exists or has existed with respect to any employees of the Company. Within the last five (5) years there has not been, nor to the Company’s Knowledge is there pending or threatened, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees or any grievances, arbitrations, claims of unfair labor practices or other collective bargaining disputes or arbitrations pending or threatened against the Company. The Company has no duty to bargain with any Union.

(c)                The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, employment, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, occupational safety, terms and conditions of employment, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, tax withholding, tax payment, pay equity, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, except where the failure to be in compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitration entity in connection with or arising from any current or former applicant, employee, consultant or independent contractor of the

Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)               The Company has not, since January 1, 2010, effectuated: (i) any “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; (ii) any “mass layoff” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or facility of the Company; or (iii) reduced hours in a manner to trigger the WARN Act or any similar state, local or foreign Law. The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)                To the Company’s Knowledge, no service provider of the Company has disclosed or used trade secrets or proprietary information in violation of any written agreement with a former employer or other Entity relating to the disclosure or use of trade secrets or proprietary information. To the Company’s Knowledge, no employee or group of employees has threatened to terminate employment with the Company.

(f)                There are no material Liabilities, whether contingent or absolute, of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

Section 5.22        Taxes.

(a)                All income Tax Returns and other material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes shown due and owing by the Company on such Tax Returns have been timely paid.

(b)               The Company is not, and has not been, a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(c)                The Company is not a party to any Action by any taxing authority. The Company has not received any written notice of any pending or threatened Actions by any taxing authority.

(d)               There are no Encumbrances for Taxes (other than for Permitted Encumbrances) upon the Contributed Assets.

Section 5.23        Books and Records. The minute books and Company Membership Interest record books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Members, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Members, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books.

Section 5.24        Related Party Transactions. No executive officer, manager or director of the Company or any person owning 5% or greater of the Company Membership Interests (or any of such person’s immediate family members or Affiliates or associates) is a party, either directly or indirectly, to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 5.25        Banks; Powers of Attorney. Section 5.25 of the Disclosure Schedules lists as of the date hereof the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 5.25 of the Disclosure Schedules, no Person holds a power of attorney to act on behalf of the Company.

Section 5.26        Other Regulatory Matters.

(a)                The Company does not Manufacture any Company Product other than TheraGauze. To the Company’s Knowledge, the Company is in compliance with all applicable FDA Laws and has obtained all required FDA registrations, approvals, clearances, authorizations, and/or has made all required notifications to the FDA that are necessary for the Company’s Manufacture, Promotion, use, sale, or distribution, as applicable, of the Company Products, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (i) any FDA registrations, approvals, clearances, authorizations, and notifications required by the Company are currently valid and in full force, (ii) all such required FDA registrations, approvals, clearances, authorizations, and notifications, whether oral, written or electronically delivered, were true, accurate and complete in all material aspects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material aspects as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading, and (iii) the FDA has not notified Company or, to the Company’s Knowledge, any Manufacturer of any threatened or actual revocation or suspension of any such required registration, approval, clearance, authorization, or notification.

(b)               The Company has not received any notice or allegation of a violation of or observation of non-compliance with any FDA Law within the last five (5) years, whether in the form of inspection observations under an FDA Form 483, an FDA Establishment Inspection Report, an FDA Warning Letter or Untitled Letter, post-sale warning, seizure, or any other form of administrative or judicial enforcement action by any Governmental Authority.

(c)                To the Company’s Knowledge, the Company has submitted all reports and other information and records required to be submitted by the Company to the FDA, the American Association of Tissue Banks, or any other Governmental Authority with respect to the Company Products; and, all such reports, information, and records, whether oral, written or electronically delivered, were true, accurate and complete in all material aspects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading. To the Company’s Knowledge, no circumstances have arisen that would require the Company to submit a Biological Product Deviation Report to the FDA.

(d)               The Company has not conducted any Recall, nor has Company received requests or demands from any Governmental Authority, customer, end user, or any other Person that a Company Product should be Recalled, nor does the Company have Knowledge of any circumstance that could reasonably be expected to lead to a Recall.

(e)                Product Safety.

(i)                 To the Company’s Knowledge, other than as required during the ordinary course of the FDA approval process, the Company has not been required to file with the FDA a report concerning an adverse reaction or an adverse event or to file any other report or provide information to any product safety agency (other than the FDA), commission, board or other Governmental Authority of any jurisdiction, concerning actual or potential hazards with respect to any Company Product. To the Company’s Knowledge, each Company Product complies with all applicable material product safety standards of each applicable product safety agency, commission, board or other Governmental Authority.

(ii)               To the Company’s Knowledge, each Company Product is, and at all relevant times has been, fit for the purposes for which it is intended to be used. To the Company’s Knowledge, any use for which the Company has Promoted a Company Product conforms to any promises or affirmations of fact made in all regulatory filings pertaining thereto and made on the container or label for such Company Product. To the Company’s Knowledge, there is no design or manufacturing defect with respect to any Company Product.

(iii)             The Company has not received any notice of, and to the Knowledge of the Company, there is no reasonable basis for, any Action against the Company for any Liability arising out of any injury to any person or property as a result of a Company Product.

(f)                Clinical Trials.

(i)                 All preclinical and clinical trials currently being conducted, supervised or monitored by the Company have been conducted in material compliance with all applicable Laws, and the regulations and requirements of any Governmental Authority, including, but not limited to, FDA good clinical practice and good laboratory practice requirements. The Company has obtained and maintained any necessary Institutional Review Board (“IRB”) approvals of clinical trials currently being conducted by the Company which are required to be obtained and maintained by the Company. In no clinical trial conducted, supervised or monitored by the Company has IRB approval ever been suspended, terminated, put on clinical hold, or voluntarily withdrawn because of deficiencies attributed to the Company.

(ii)               To the best of the Company’s Knowledge, Section 5.26(f) of the Disclosure Schedules sets forth a complete and accurate listing of all preclinical, scientific (in vitro) and clinical studies, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by the Company with respect to any Company Product. All material information regarding the efficacy, safety and utility of the Company Products has been collected and maintained in accordance with accepted industry practices and, to extent still reasonably available, will be readily accessible to Parent after the Effective Time.

Section 5.27        Health Care Legal Requirement Matters.

(a)                The Company and all Representatives acting on its behalf (with respect to actions taken on the Company’s behalf) are in compliance in all material respects with all applicable Health Care Legal Requirements, including with respect to the Company’s business, properties, assets and the Company Products. Neither the Company nor any Representative acting on its behalf is a party to any Contract (including any consulting agreement or speaking arrangement) with, or paid or has agreed to pay compensation to, any Health Care Professional other than in each case Contracts and compensation that are in compliance with all applicable Health Care Legal Requirements.

(b)               All reports, data, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished under any Health Care Legal Requirement to any Governmental Authority by the Company or Representatives acting on its behalf (with respect to actions taken on the Company’s behalf) have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).

(c)                To the Knowledge of the Company, there are no facts, circumstances or conditions that currently exist that would reasonably be expected to form the basis for any Action by a Governmental Authority against or affecting the Company, its business, its assets or the Company Products relating to any Health Care Legal Requirement.

(d)               Neither the Company, nor any of its Affiliates or Representatives (i) is currently excluded, debarred, or otherwise ineligible to participate in the federal health care programs as defined in 42 U.S.C. § 1320a-7b(f) or any state healthcare program (collectively, the “Healthcare Programs”); (ii) has been convicted of a criminal offense or has engaged in any act or conduct that would be grounds for mandatory or permissive exclusion but has not yet been excluded, debarred, or otherwise declared ineligible to participate in any Healthcare Programs; and (iii) is not under investigation or otherwise aware of any circumstances which may result in being excluded from participation in the Healthcare Programs.

(e)                The Company is in compliance in all material respects, to the extent applicable, with the terms and provisions of all Healthcare Information Laws relating to individual or patient health information. The Company has conducted all necessary training and maintained evidence of such training, as required by the Healthcare Information Laws. The Company and each of the Subsidiaries has obtained and executed any business associate agreements as required by the Healthcare Information Laws, and such business associate agreements are in compliance with all applicable Healthcare Information Laws.

Section 5.28        Product and Service Warranties.

(a)                The Company does not make any warranty or guaranty as to goods manufactured, sold, leased, licensed or delivered or services provided by it, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty. All goods manufactured, sold, leased, licensed or delivered, or services provided by the Company have been in conformity with all applicable contractual commitments and all express and implied warranties.

(b)               Adequate reserves for any expense to be incurred by the Company as a result of any express or implied warranty or guaranty as to goods sold, leased or licensed, or services provided by, the Company prior to the Effective Time are reflected on the Financial Statements.

Section 5.29        Brokers. Except as set forth on Section 5.29 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions and other transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 5.30        Certain Payments. To the Knowledge of the Company, neither the Company nor any of its managers, directors, officers, agents or employees (in their capacities as such) has: (a) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977, as amended; (b) made any other unlawful payment, gift or contribution, in each case for the purpose of: (x) obtaining favorable treatment in securing business; (y) paying for favorable treatment for business secured; or (z) obtaining special concessions or for special concessions already obtained; or (c) engaged in any business or effected any transactions with any Person (i) located in a Restricted Nation; (ii) that is owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; (iii) that is a government of a Restricted Nation; (iv) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (v) that is a named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

Section 5.31        Full Disclosure. No representation or warranty by the Company in this Agreement, no information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement or Proxy Statement/Prospectus and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 5.32        Investment Representations.

(a)                The Company is acquiring the Contribution Consideration as an investment for its own account and not with a view to the distribution thereof within the meaning of the Securities Act;

(b)               The Company is knowledgeable, sophisticated and experienced in financial and business matters, in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the acquisition of the Contribution Consideration, including investments in securities issued by Parent and comparable entities, has the ability to bear the economic risks of an investment in the Contribution Consideration and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to acquire the Contribution Consideration;

(c)                The Company will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities comprising the Contribution Consideration, nor will the Company engage in any short sale that results in a disposition of any of the securities comprising the Contribution Consideration by the Company, except in compliance with the Securities Act and any applicable state securities laws;

(d)               The Company has had an opportunity to discuss this investment with representatives of Parent and ask questions of them;

(e)                The Company understands that the Contribution Consideration is being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that Parent is relying upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Company set forth herein in order to determine the availability of such exemptions and the eligibility of the Company to acquire the Contribution Consideration;

(f)                The Company understands that nothing in the Agreement or any other materials presented to the Company in connection with the acquisition of the Contribution Consideration constitutes legal, tax or investment advice. The Company has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Contribution Consideration;

(g)               The Company understands that its investment in the Contribution Consideration involves a significant degree of risk, including a risk of total loss of the Company’s investment, and the Company has full cognizance of and understands all of the risk factors related to the Company’s acquisition of the Contribution Consideration, including, but not limited to, those set forth in the Alliqua SEC Documents. The Company understands that no representation is being made as to the future value or market price of the Parent Common Stock;

(h)               The Company is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act;

(i)                 The Company understands that the Contribution Consideration will not be transferable except (a) pursuant to an available exemption from the Securities Act as evidenced by receipt by Parent of a written opinion of counsel for the Company, or other evidence, reasonably satisfactory to Parent to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws or (b) pursuant to an effective registration statement under the Securities Act. The Company understands that a restrictive legend shall be placed on certificates representing the Parent Common Stock and Warrants to be delivered to the Company at Closing in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED

AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

Article VI. Representations and Warranties of the Alliqua Entities

Except as set forth in the correspondingly numbered Schedule of the Disclosure Schedules, the Alliqua Entities jointly and severally represent and warrant to the Company that the statements contained in this Article VI are true and correct as of the date hereof.

Section 6.01        Organization and Authority of Alliqua Entities. Each Alliqua Entity is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Alliqua Entity has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Alliqua Entities of this Agreement and any Ancillary Document to which they are a party and the consummation by the Alliqua Entities of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Alliqua Entities and no other corporate proceedings on the part of the Alliqua Entities are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Alliqua Entities, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Alliqua Entities enforceable against the Alliqua Entities in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). When each Ancillary Document to which an Alliqua Entity is or will be a party has been duly executed and delivered by an Alliqua Entity (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the applicable Alliqua Entity enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

Section 6.02        No Conflicts; Consents. The execution, delivery and performance by the Alliqua Entities of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any of the Alliqua Entities; (b) subject to, in the case of the Transactions, obtaining the Requisite Alliqua Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Alliqua Entity; (c) except as set forth in Section 6.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which any Alliqua Entity is a party; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Alliqua Entities, except in the cases of clauses (b), (c) and (d) where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Encumbrance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Alliqua Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing with the SEC of the Registration Statement and Proxy Statement/Prospectus relating to the approval of this Agreement by the holders of Shares and the issuance of Parent Shares in the Transactions, (iii) the filing with the SEC of the Distribution Registration Statement relating to the registration of the Registrable Securities, (iv) such other filings (including Form D filings), permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, Nasdaq or “blue sky” laws of any state, and (v) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 6.03        Capitalization; Subsidiaries.

(a)                As of the date of this Agreement, the authorized capital stock of Parent consists of 1,000 shares of Parent Common Stock. As of the date hereof, 1,000 shares of Parent Common Stock were issued and outstanding. All shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. Each outstanding share of capital stock of each Subsidiary of Parent that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(b)               As of the date of this Agreement, the authorized capital stock of Alliqua consists of 95,000,000 shares of Alliqua Common Stock and 1,000,000 shares of preferred stock, $0.001 par value (“Alliqua Preferred Stock”). As of September 29, 2016, (a) 29,672,025 shares of Alliqua Common Stock were issued and outstanding, (b) options to purchase 7,427,279 shares of Alliqua Common Stock were outstanding, (c) no Alliqua RSUs were outstanding, (d) 1,473,217 Alliqua Restricted Shares were outstanding, (e) warrants to purchase 3,365,407 shares of Alliqua Common Stock were outstanding and (f) no shares of Alliqua Preferred Stock were issued and outstanding. All shares of Alliqua Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. Each outstanding share of capital stock of each Subsidiary of Alliqua that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

Section 6.04      No Prior Merger Sub Operations. Each of Parent and Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 6.05        Brokers. Except for Cowen and Company LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions and other transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Alliqua Entities.

Section 6.06        Alliqua SEC Documents. Since January 1, 2015, Alliqua has timely filed all Alliqua SEC documents (“Alliqua SEC Documents”) to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act. No such Alliqua SEC Document, as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amendment), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they are made, not misleading. As of their respective dates, all Alliqua SEC Documents complied as to form in all material respects with federal securities Laws and the rules and regulations and published policies under or relating to the foregoing securities Laws and applicable stock exchange rules and listing standards of Nasdaq (“U.S. Securities Laws”). No Subsidiary of Alliqua is required to file any registration statement, prospectus, report, schedule, form, statement or other document with any applicable securities regulatory authority, including the SEC, or self-regulatory organization, other than Parent in connection with the Transactions. Except as set forth in the Alliqua SEC Documents, since the last day of the quarter end reported upon by Alliqua by the filing with the SEC of Alliqua’s most recent Quarterly Report on Form 10-Q, with respect to Alliqua, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Alliqua. As used in this Article VI, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 6.07        Financial Statements. Each of the financial statements of Alliqua (including the related notes) included or incorporated by reference in the Alliqua SEC Documents comply as to form and content in all material respects with applicable accounting requirements and U.S. Securities Laws with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Alliqua and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 6.08        Liabilities and Obligations; Sarbanes-Oxley Act. Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice or as contemplated hereunder in connection with the Transactions, since the date of the most recent consolidated balance sheet included in the Alliqua SEC Documents, neither Alliqua nor any of its Subsidiaries has incurred any new liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Alliqua and its consolidated Subsidiaries or in the notes thereto. Alliqua is in compliance in all material respects with applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq. Alliqua has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Alliqua’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Alliqua in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Alliqua as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of Alliqua has completed its assessment of the effectiveness of Alliqua’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. The management of Alliqua has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Alliqua’s outside auditors and the audit committee of Alliqua’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect in any material respect Alliqua’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Alliqua’s internal control over financial reporting.

Section 6.09        Comment Letters. There are no outstanding or unresolved comments in any comment letters of the SEC or self-regulatory organization received by Alliqua relating to the Alliqua SEC Documents. Alliqua has heretofore made available to the Company true, correct and complete copies of all written correspondence between Alliqua and the SEC occurring since January 1, 2015 (except for such correspondence which is publicly available on the SEC’s EDGAR website). None of the Alliqua SEC Documents is, to the knowledge of Alliqua, the subject of ongoing SEC or self-regulatory organization review.

Section 6.10        Off-Balance Sheet Arrangements. Neither Alliqua nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Alliqua or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Alliqua or any of its Subsidiaries in Alliqua’s financial statements or other Alliqua SEC Documents.

Section 6.11       Material Amendments to Filed Documents. Alliqua has heretofore furnished or made available to the Company complete and correct copies of all material amendments and modifications that have not been filed by Alliqua with the SEC to all agreements, documents and other instruments that previously had been filed by Alliqua with the SEC and are currently in effect.

Section 6.12        Opinion of Financial Advisor. The board of directors of Alliqua has received the opinion of Cowen and Company LLC, Alliqua’s financial advisor in connection with the Transactions, to the effect that, as of the date of the opinion, and based upon and subject to the various assumptions, qualifications limitations and other matters set forth therein, the consideration to be paid by the Alliqua Entities in the Transactions pursuant to the terms of this Agreement is fair, from a financial point of view, to the Alliqua Entities. A signed copy of such opinion has been delivered to the Company for informational purposes only.

Section 6.13        Compliance with Laws. Each of the Alliqua Entities is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No investigation, review or Proceeding by any Governmental Authority in relation to any actual or alleged material violation of Law by any Alliqua Entity is pending or, to the knowledge of the Alliqua Entities, threatened, nor has any Alliqua Entity received any written notice from any Governmental Authority indicating an intention to conduct the same. No Alliqua Entity is a party to any consent or similar Contract with a Governmental Authority that would reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect. No Alliqua Entity has received any written notice of, or been charged with, the violation of any material Law. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Permits required for the Alliqua Entities to conduct their businesses as currently being conducted and as presently planned to be conducted have been obtained by them and all such Permits are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 6.14        Legal Proceedings. There are no Actions pending or, to the Alliqua Entities knowledge, threatened against or by any Alliqua Entity or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 6.15        Taxes.

(a)                All income Tax Returns and other material Tax Returns required to be filed on or before the Closing Date by Alliqua have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes shown due and owing by Alliqua on such Tax Returns have been timely paid.

(b)               Alliqua is not, and has not been, a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(c)                Alliqua is not a party to any Action by any taxing authority. Alliqua has not received any written notice of any pending or threatened Actions by any taxing authority.

(d)               There are no Encumbrances for Taxes (other than for Permitted Encumbrances) upon the assets of Alliqua.

Section 6.16        Tax Characterization. Neither Alliqua nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Company Contribution, the Alliqua Merger and, to the extent applicable, the Financing, taken together, from qualifying as an “exchange” governed by the provisions of Section 351 of the Code.

Section 6.17        Private Placement. Subject to the accuracy of the representations and warranties provided by the Company in Section 5.32, the issuance of the Contribution Consideration to the Company in conformity with the terms of this Agreement is exempt from the registration requirements of Section 5 of the Securities Act.

Article VII. Covenants

Section 7.01        Conduct of Business Prior to the Closing.

(a)                From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Alliqua or Parent, the Company shall (x) conduct the Business of the Company in the ordinary course of business consistent with past practice, (y) maintain and preserve intact the Contributed Assets, current organization, Business and franchise of the Company and preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company, consistent with past practices and (z) not incur any Liabilities except in the ordinary course of its business and in amounts consistent with past practices. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(i)                 preserve and maintain all of its Permits;

(ii)               pay its debts, Taxes and other obligations when due;

(iii)             maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv)             continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(v)               defend and protect its properties and assets from infringement or usurpation;

(vi)             perform all of its obligations, in all material respects, under all material Contracts relating to or affecting its properties, Contributed Assets or Business;

(vii)           maintain its books and records in accordance with past practice;

(viii)         comply in all material respects with all applicable Laws;

(ix)             not form any Subsidiaries;

(x)               not incur, create or assume any Lien (other than Permitted Liens) on any of the Contributed Assets;

(xi)             not sell, lease, license, transfer or dispose of any Contributed Assets or any other material assets of the Business;

(xii)           not enter into any new material Contract, arrangement or commitment related to the Contributed Assets or the Business, or terminate (except termination due to the passage of time under existing terms of any such Contracts), or modify or amend in any material respect, any such Contract, arrangement or commitment;

(xiii)         not dispose of or permit to lapse any rights in, to or for the use of any Intellectual Property;

(xiv)         not settle any Actions (i) that would impair the ability of the Company to consummate the Transactions, or (ii) affecting or relating to the Contributed Assets or the Business;

(xv)           not commence any Action relating to the Contributed Assets or the Business;

(xvi)         not incur any new Indebtedness of the Business;

(xvii)       not increase the compensation payable or to become payable to any employee of the Business or grant any bonus (except with respect to sales commissions and sales related bonuses to sales representatives and sales managers consistent with past practices and sales compensation policy), severance or termination pay to any employee of the Business, or enter into any employment or severance agreement with any employee of the Business, or establish, adopt, enter into or amend any collective bargaining agreement or any Benefit Plan;

(xviii)     not hire or employ any new employee (except to replace any existing employee that resigns or is terminated and is needed in the reasonable opinion of the Company to continue operations in the ordinary course to Closing, provided that such replacement’s compensation is consistent with past practices);

(xix)         not change any of the accounting methods used in the preparation of the Audited Financial Statements;

(xx)           not pay, discharge or satisfy any claims, Liabilities or obligations in excess of $10,000 (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, Liabilities or obligations in the ordinary course consistent with past practice; and

(xxi)         not take or permit any action that would cause any of the changes, events or conditions described in Section 5.08 to occur.

(b)               From the date hereof until the Closing, except as otherwise contemplated by this Agreement, as set forth in Section 6.02 of the Disclosure Schedules or consented to in writing by the Company, Alliqua and Parent shall (x) conduct the Business of Alliqua in the ordinary course of business consistent with past practice, (y) maintain and preserve intact the  current organization, business and franchise of Alliqua and preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Alliqua, consistent with past practices and (z) not incur any Liabilities except in the ordinary course of its business and in amounts consistent with past practices. Without limiting the foregoing, except as otherwise provided in this Agreement with respect to securities to be issued as part of the Financing and the shares of Parent Common Stock issuable in the Transactions, from the date hereof until the Closing Date, neither Alliqua nor Parent shall directly or indirectly, (1) offer for sale, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Alliqua Common Stock or Parent Common Stock or securities convertible into or exercisable or exchangeable for shares of Alliqua Common Stock or Parent Common Stock (other than shares of Alliqua Common Stock issued pursuant to (i) employee benefit plans, qualified stock option plans, or other employee compensation plans or arrangements existing on the date hereof, (ii) currently outstanding options, warrants or rights or (iii) any Contract, arrangement or commitments set forth in Section 7.01(b) of the Disclosure Schedules), or sell or grant new options, rights or warrants with respect to any shares of Alliqua Common Stock or Parent Common Stock or securities convertible into or exercisable or exchangeable for Alliqua Common Stock or Parent Common Stock (other than the grant of options pursuant to any equity incentive plans existing on the date hereof), (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the consequences of ownership of such shares of Alliqua Common Stock or Parent Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Alliqua Common Stock or Parent Common Stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of Alliqua Common Stock or Parent Common Stock or securities convertible into or exercisable or exchangeable for Alliqua Common Stock or Parent Common Stock or any other securities of the Company or (4) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of the Company.

Section 7.02        Access to Information.

(a)                From the date hereof until the Closing, the Company shall (i) afford Alliqua and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (ii) furnish Alliqua and its Representatives with such financial, operating and other data and information related to the Company as Alliqua or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Company to cooperate with Alliqua in its investigation of the Company. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. No investigation by Alliqua or other information received by Alliqua shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b)               Except as set forth in Section 7.11 hereof, Alliqua and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated February 6, 2016 and amended on June 20, 2016, between Alliqua and the Company (as amended, the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 7.03        No Negotiation.

(a)                Other than with Alliqua and its Affiliates, from and after the date hereof until the Closing Date (or earlier termination of this Agreement), the Company shall not (and shall not authorize or permit any of its Representatives or Affiliates to) directly or indirectly: (i) solicit, initiate or take any action to facilitate or encourage or induce the making of, submission or announcement of, any inquiries or any proposal or offer from any Person related to an Acquisition Transaction or take any action that could reasonably be expected to lead to any such inquiries or the making of any such proposal or offer from any Person; (ii) other than informing Persons of the existence of this Section 7.03, furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Transaction or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Transaction; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Transaction; (iv) approve, endorse or recommend any Acquisition Transaction; (v) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Transaction; or (vi) enter into any letter of intent or similar document or any other

Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction.

(b)               The Company shall promptly (and in any event within two (2) Business Days after receipt thereof) advise Alliqua in writing of any inquiry or proposal or offer received by the Company or any of its Representatives related to an Acquisition Transaction (an “Acquisition Proposal”) or any request for nonpublic information relating to the Company (including the identity of the Person making or submitting such inquiry, proposal, offer or request, and the terms thereof) that is made or submitted by any Person in connection with an Acquisition Proposal. The Company shall promptly notify Alliqua in writing of any material modification to any such inquiry, proposal, offer or request related to an Acquisition Transaction.

(c)                The Company shall, and shall cause its Affiliates, Representatives and holders of Company Membership Interests to, immediately cease and cause to be terminated any existing discussions with any Person (other than Alliqua and its Affiliates) that relate to any Acquisition Transaction. The Company will promptly request that each Person (other than Alliqua and its Affiliates) that has executed, within twelve (12) months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction return all confidential information pertaining to the Company heretofore furnished to such Person by or on behalf of the Company.

(d)               Neither the Company Board, nor any committee thereof, nor the Manager shall: (i) withdraw, qualify, amend or modify in a manner adverse to Parent or Alliqua, or propose publicly to withdraw, qualify, amend or modify in a manner adverse to Parent or Alliqua, or otherwise make any statement inconsistent with, the Manger Recommendation or the Company Board Recommendation or resolve or agree to take any such action; (ii) recommend, adopt or approve any Acquisition Proposal or propose publicly to recommend, adopt or approve any Acquisition Proposal or resolve or agree to take any such action; or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which requires the Company to abandon, terminate or fail to consummate the Company Contribution and the other transactions contemplated hereby or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or resolve or agree to take any such action.

Section 7.04        Proxy Statement/Prospectus and Registration Statement; Information Supplied; Alliqua Stockholders Meeting.

(a)                As promptly as reasonably practicable following the date of this Agreement, Alliqua shall, with the assistance of the Company, cause Parent to prepare and file with the SEC the Registration Statement (in which the Proxy Statement/Prospectus will be included).  Alliqua, Parent and the Company will cooperate with each other in the preparation of the Registration Statement.  Without limiting the generality of the foregoing, the Company will furnish to Parent in writing the information relating to it required by the Securities Act or the Exchange Act to be set forth in the Registration Statement, including, without limitation, the audited financial statements required by Form S-4.  Parent shall use its commercially reasonable efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (ii) resolve all SEC comments with respect to the Registration Statement as promptly as practicable after the receipt thereof, and thereafter, Alliqua shall use its commercially reasonable efforts to deliver the Proxy Statement/Prospectus to its stockholders. Alliqua and Parent shall also use commercially reasonable efforts to satisfy prior to the effective date of the Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Transactions and to consummate the other transactions contemplated hereby and will pay all expenses incident thereto.

(b)               The Company, Alliqua and Parent each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or its Affiliates for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement, including the Proxy Statement/Prospectus becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Stockholders of Alliqua and at the time of the Alliqua Stockholders Meeting, or any adjournment or postponement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Alliqua, Parent and the Company will cause the Registration Statement, including the Proxy Statement/Prospectus to comply as to form in all material respects with the applicable provisions of the Exchange Act and Securities Act.

(c)                The Company and the Alliqua Entities shall cooperate with each other in the preparation of the Registration Statement, including the Proxy Statement/Prospectus required hereunder. Each of the Alliqua Entities and the Company and their respective counsels shall be given a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus and the Registration Statement prior to the filing thereof with the SEC, and shall provide any comments thereon as soon as reasonably practicable. The Alliqua Entities shall promptly notify the Company and its counsel of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Shares issuable in connection with the Alliqua Merger for offering or sale in any jurisdiction, or of the receipt of any written comments or other material communications such party or its counsel receives from time to time from the SEC or its staff with respect to the Registration Statement or the Proxy Statement/Prospectus, and shall provide the other party with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by such party or its counsel with respect to the Registration Statement or the Proxy Statement/Prospectus. If at any time prior to the time the Requisite Alliqua Vote is obtained, any party shall become aware of the occurrence of any event or other circumstance relating to it or any of its Affiliates as to which an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus shall be required, such party shall promptly notify the other party and Parent, Alliqua and the Company each shall use its reasonable best efforts to promptly prepare and file with the SEC such amendment or supplement and promptly thereafter disseminate the Proxy Statement/Prospectus to the stockholders of Alliqua to the extent legally required.

(d)               As promptly as reasonably practicable after the Registration Statement is declared effective, Alliqua, acting through the Alliqua Board, shall take all action necessary to duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of obtaining the Requisite Alliqua Vote (the “Alliqua Stockholders Meeting”). The Alliqua Board shall take all lawful action to solicit approval of this Agreement and shall use commercially reasonable efforts to ensure that all proxies solicited in connection with the Alliqua Stockholders Meeting are solicited in compliance with applicable Law.

Section 7.05        Distribution Registration Statement.

(a)                Parent shall no later than 180 days following the Closing Date, prepare and file with the SEC a registration statement on Form S-3 or, if Form S-3 is not then available to Parent, on Form S-1 or such other form of registration statement as is then available, relating to the distribution of the Registrable Securities by the Company to its members (the “Distribution Registration Statement”); prior to the filing, Parent shall provide the Company and its counsel an opportunity to review and comment on the Distribution Registration Statement.

(b)               Parent shall use its commercially reasonable efforts, subject to receipt of necessary information from the Company, to cause the SEC to declare the Distribution Registration Statement effective by the earlier of (i) 240 days or, if the Distribution Registration Statement is selected for review by the SEC, 300 days after the Closing Date and (ii) the fifth Business Day after the date Parent is notified (orally or in writing, whichever is earlier) by the SEC that the Distribution Registration Statement will not be reviewed or will not be subject to further review, unless Parent is required by applicable securities rules and regulations to update the financial statements included or incorporated by reference into the Distribution Registration Statement prior to such effectiveness, in which case Parent shall file the updated financial statements in the timeframe required by applicable securities rules and regulations or amend the Distribution Registration Statement upon the completion of such financial statements in order to include such updated financial statements and request effectiveness of the Distribution Registration Statement as soon as reasonably practicable thereafter.

(c)                Parent shall promptly prepare and file with the SEC such amendments and supplements to the Distribution Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Distribution Registration Statement effective until the earliest of (i) two years after the effective date of the Distribution Registration Statement, (ii) such time as the Registrable Securities become eligible for resale by the Company or its members without any volume limitations or other restrictions pursuant to Rule 144(b)(1)(i) under the Securities Act or any other rule of similar effect, or (iii) such time as all Registrable Securities have been sold or disposed of pursuant to the effective Distribution Registration Statement and/or Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

(d)               Parent shall ensure that the Distribution Registration Statement complies as to form in all material respects with the applicable provisions of the Securities Act.

(e)                Parent shall furnish to the Company with respect to the Registrable Securities registered under the Distribution Registration Statement (and to each underwriter, if any, of such securities) such number of copies of prospectuses and such other documents as the Company may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Securities by the Company or its members.

(f)                Parent may require the Company or any seller of Registrable Securities as to which any registration is being effected to furnish to Parent any other information regarding such seller and the distribution of such Registrable Securities as Parent may from time to time reasonably request in writing in order to comply with applicable securities law, including, without limitation a selling stockholder questionnaire.

(g)               If Parent (i) determines that the happening of any event results in the prospectus included in such Distribution Registration Statement containing an untrue statement of a material fact or omitting any material fact necessary to make the statements therein not misleading, (ii) is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the board of directors of Parent determines in good faith that Parent’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Distribution Registration Statement or (iii) experiences some other material non-public event, the disclosure of which at such time, in the good faith judgment of the board of directors of Parent, would materially and adversely affect Parent, then upon written notice from Parent (a “Suspension Notice”), the Company or any such seller will forthwith discontinue disposition of Registrable Securities until the Company or any such seller is advised in writing by Parent that the use of the prospectus may be resumed and is furnished with a supplemented or amended prospectus, and if so directed by Parent, will deliver to Parent all copies of the prospectus covering such Registrable Securities current at the time of receipt of such notice. Parent will use commercially reasonable efforts to ensure that the use of the prospectus may be resumed as promptly as is practicable. In no event shall the Company be suspended from selling Registrable Securities arising from an event described in clauses (i), (ii) or (iii) above for a period that exceeds an aggregate of ninety (90) days, or receive greater than two (2) Suspension Notices, in any 365-day period.

(h)               The Company and any seller of Registrable Securities further agrees that it shall maintain in confidence and not disclose the receipt of any Suspension Notice, except with respect to its Affiliates, advisors, financing sources or other parties with a need to know such information and who have been informed of the confidentiality obligations herein.

(i)                 The Company and any seller under the Distribution Registration Statement agrees to comply with all applicable prospectus delivery requirements of the Securities Act and the plan of distribution included in the Distribution Registration Statement.

(j)                 Parent shall bear all expenses in connection with the procedures in paragraphs (a) through (e) of this Section 7.05 and the registration of the Registrable Securities pursuant to the Distribution Registration Statement, other than fees and expenses, if any, of counsel or other advisers to the Company or underwriting discounts, brokerage fees and commissions incurred by the Company, if any, in connection with the distribution of the Registrable Securities pursuant to the Distribution Registration Statement.

Section 7.06        Information in the Distribution Registration Statement. The Company, Alliqua and Parent each agree, as to itself and its Affiliates, that none of the information to be included or incorporated by reference in the Distribution Registration Statement to be filed with the SEC at the time the Distribution Registration Statement becomes effective will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.07        Nasdaq Listing. In addition to the covenant provided in Section 3.07, Parent and Alliqua shall use their respective commercially reasonable efforts to cause Parent Shares to be issued in the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.08        Audited Financial Statements. As promptly as reasonably practicable following the date of this Agreement, the Company shall, at the Company’s sole expense, provide Alliqua and Parent with the Company’s audited financial statements for all periods ending on or before the Closing Date as Alliqua or Parent may reasonably request, so that Parent can satisfy its current and future obligations under the Exchange Act and the Securities Act.

Section 7.09        Notice of Certain Events.

(a)                From the date hereof until the Closing, each party shall promptly notify the other parties in writing of:

(i)                 any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the party hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 9.02 to be satisfied;

(ii)               any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent not otherwise disclosed in Section 5.03 and Section 6.02 of the Disclosure Schedules;

(iii)             any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)             any Actions commenced or, to the party’s Knowledge, threatened against, relating to or involving or otherwise affecting the party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)               Any party’s receipt of information pursuant to this Section 7.09(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the disclosing party in this Agreement (including Section 10.01 and Section 11.01) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 7.10        Governmental Approvals and Consents.

(a)                Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)               The Company, Alliqua and Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 5.03 and Section 6.02 of the Disclosure Schedules. Notwithstanding the foregoing, neither Parent nor the Company shall amend, modify, supplement or waive the terms and conditions of any Material Contract listed in the Company’s Disclosure Schedules without the prior consent of the other, nor shall either of them be obligated to pay or to commit to pay to any Person whose consent, waiver or approval is being sought any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent, waiver or approval, except for immaterial customary fees and expenses expressly imposed by the terms of any such Material Contract.

(c)                Without limiting the generality of the parties’ undertakings pursuant to paragraphs (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i)                 respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)               avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)             in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)               All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)                Notwithstanding the foregoing, nothing in this Section 7.09 shall require, or be construed to require, Alliqua, Parent or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Alliqua, Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Alliqua or Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 7.11       Closing Conditions. From the date hereof until the Closing, subject to the terms of this Agreement, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article IX hereof.

Section 7.12        Assistance with Financing.

(a)                The Company acknowledges that Alliqua or Parent will use commercially reasonable efforts to obtain financing after the date of this Agreement, including pursuant to (i) an equity and/or debt financing or any combination thereof and (ii) the assumption, refinancing, or restructuring of the SWK Credit Agreement and/or the Perceptive Credit Agreement in order to finance the Transactions and provide Parent with additional working capital following the Closing (collectively, the “Financing”). In furtherance of such efforts, Alliqua and Parent will need to provide third parties, including investors or lenders from whom Alliqua or Parent intends to obtain such Financing (the “Financing Parties”), the information which is reasonably customary in connection with the arrangement of equity or debt financing (the “Company Information”), including, without limitation, as promptly as practicable all historical financial and other pertinent historical information regarding the Company and its Affiliates as may be reasonably requested in writing by Alliqua in connection with the Financing (including such information which Alliqua has determined is necessary for the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Affiliates customary for such financing). Notwithstanding anything to the contrary contained in the Confidentiality Agreement, upon the reasonable request of Alliqua or Parent, the Company shall provide the Company Information to (i) Alliqua or Parent or (ii) a Financing Party upon such Financing Party’s customary undertaking of confidentiality. The Company shall provide reasonable cooperation, and shall cause its independent accountants to cooperate, as reasonably requested by Alliqua or Parent, in connection with the arrangement of, and the negotiation of agreements with respect to, any such financing. Additionally, Alliqua and Parent agree to permit the Company to review and comment on any documentation related to the Financing and will reasonably cooperate with the Company to request from the Financing Parties any reasonable material changes to such documentation requested by the Company.

(b)               From the date hereof through the Closing Date, the Company shall use its reasonable best efforts, at Alliqua’s sole expense, to provide, and shall cause its independent accountants to provide, Alliqua or Parent with such information as Alliqua or Parent may reasonably request (including Company Information and management representation letters required for any audit and accountants comfort letters required in connection with equity offerings) in connection with: (i) the completion of any private offering memorandums or other disclosure documents, (ii) Alliqua’s efforts to cause the Company’s financial statements and the pro forma financial information described in clause (iii) to comply with Regulation S-X of the SEC and (iii) the preparation of pro forma financial information for purposes of reports, or other filings of Alliqua and Parent (including the Registration Statement and the Proxy Statement/Prospectus or any other registration statement, any amendments thereto, or any prospectus or prospectus supplement in connection therewith) in accordance with the Securities Act or the Exchange Act.

(c)                From the date hereof through the Closing Date, in the event the SEC has comments or questions on any of the Company’s financial information, the Company shall use its reasonable best efforts to reasonably assist and cooperate, and shall cause its independent accountants to assist and cooperate, with Alliqua and Parent, their independent accountants and the SEC to resolve any such issues and questions regarding the Company Information and take such actions with respect to such financial statements or information as are reasonably necessary for Alliqua or Parent to satisfy its obligations under Regulation S-X of the SEC.

(d)               From the date hereof through the Closing Date, the Company shall use its reasonable best efforts to cooperate with reasonable requests of Alliqua or Parent in connection with their respective compliance with applicable Laws with respect to the transactions hereunder, including: (i) providing access to its management upon reasonable prior notice during normal business hours to assist with SEC reporting obligations of the transactions hereunder, including the preparation by Alliqua or Parent of pro forma financial statements and addressing purchase accounting issues; (ii) allowing access to the Company’s independent accountants (including to the extent required by such accountants, consent to the release of their work papers to Parent or Parent’s independent accountants), and discussing with the Company’s independent accountants appropriate consents to fulfill the reporting requirements of Alliqua or Parent, including financial statements and the notes thereto; (iii) assisting Alliqua in preparation of materials for offering documents, offering circulars or private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iv) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, and drafting sessions in connection with the Financing, (v) assisting in the amendment of any of the Company’s currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Alliqua and Parent, (vi) providing authorization letters to the Financing Parties authorizing the distribution of information to prospective investors and containing a customary representation that such information does not contain a material misstatement or omission, and (vii) cooperating reasonably with the Financing Parties’ sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company.

Section 7.13        Section 16 Matters. Prior to the Effective Time, Alliqua and the Company shall take all such steps as may be reasonably required to cause any disposition of Parent Shares (including derivative securities with respect to Parent Shares) or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the Transactions contemplated by this Agreement by each Person who will become subject to the reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.14        Public Announcements. As soon as reasonably practicable after the date of this Agreement, Alliqua and the Company shall mutually agree upon a joint initial press release concerning this Agreement and the transactions contemplated hereby, which shall be disseminated at such time and in such manner as is agreed upon in writing by Parent and the Company (not to be unreasonably withheld, conditioned or delayed).

Section 7.15        Certain Agreements Regarding the SWK Credit Agreement.At the Closing, Alliqua and Parent shall either (i) pay off all obligations of the Company under the Company’s SWK Credit Agreement, or (ii) assume or refinance, on terms reasonably satisfactory to the Company and Alliqua, all obligations of the Company under the SWK Credit Agreement. If Alliqua elects to assume or refinance the obligations of the Company under the SWK Credit Agreement, Alliqua and the Company shall use their respective reasonable best efforts to obtain, at Alliqua’s sole expense, any necessary amendments, waivers or refinancing documents, in form and substance reasonably satisfactory to the Company and Alliqua, to the SWK Credit Agreement, so that no Default or Event of Default (each as defined therein) will exist (or otherwise give the lenders thereunder any right to accelerate payment of the loans thereunder) after giving effect to the Transactions and the other transactions contemplated by this Agreement.

Section 7.16        Amendment to the Supply Agreement.Alliqua shall use its commercially reasonable efforts to amend the Supply Agreement prior to the Closing in order to (a) extend its expiration date, (b) remove the Company from having any obligations or liabilities thereunder following the Closing and (c) remove any references to the Company as a potential licensor of any trademarks with respect to TheraSkin following the Closing.

Article VIII. Tax Matters

Section 8.01        Tax Consequences. (a) For U.S. federal income tax purposes, the Company Contribution, the Alliqua Merger and, to the extent applicable, the Financing, taken together, are intended to qualify as an “exchange” governed by Section 351(a) of the Code. From the date hereof through the Closing Date and beyond, each party hereto shall use its reasonable best efforts to cause the Company Contribution, the Alliqua Merger, and to the extent applicable, and the Financing taken together, to qualify as an “exchange” governed by the provisions of Section 351 of the Code, and shall not take any action reasonably likely to cause the Transactions not to so qualify. In addition, the Alliqua Merger is also intended to constitute a reorganization within the meaning of Section 368(a) of the Code. Parent, Merger Sub and Alliqua agree to adopt this Agreement as a “plan or reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. The Parties shall not take any action or position, including with the filing of any Tax Returns, inconsistent with the treatment described in this Section 8.01(a).

(b) There is no current plan or intention for either Parent or Alliqua Surviving Corporation to (in a single transaction or a series of transactions) sell or otherwise dispose of more than 50% of its assets, including the Contributed Assets, within two years after the Closing Date.

(c) There is no current plan or intention for Alliqua Surviving Corporation to liquidate or merge with or into Parent within two years after the Closing Date.

(d) There is no current plan or intention for Parent to liquidate or merge with or into Alliqua Surviving Corporation or a subsidiary of Alliqua Surviving Corporation, within two years after the Closing Date.

(e) None of the Company, Parent, Alliqua or Merger Sub will take or fail to take any action which prevents or could reasonably be expected to prevent the Company Contribution, the Alliqua Merger and, to the extent applicable, the Financing, taken together, to qualify as an “exchange” governed by the provisions of Section 351 of the Code.

Section 8.02        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Parent when due. Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall cooperate with respect thereto as necessary).

Section 8.03        Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements binding upon the Company or Alliqua shall be terminated as of the Closing Date, other than standard commercial agreements entered into in the ordinary course of business with vendors, customers, banks, lessors and the like, the principal purpose of which does not relate to Taxes. After such date neither Alliqua nor Parent shall have any further rights or liabilities thereunder.

Article IX. Conditions to Closing

Section 9.01        Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                The Requisite Alliqua Vote shall have been obtained.

(b)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)                All consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.17 and Section 7.10, shall have been duly obtained, made or given and shall be in full force and effect, in each case, in form and substance reasonably satisfactory to the other party, and no such consent, authorization, order and approval shall have been revoked.

(d)               The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e)                Parent Shares to be issued in the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(f)                The Supply Agreement shall not have been revoked or otherwise terminated by SWAI.

(g)               To the extent that there are any amounts outstanding under the Perceptive Credit Agreement, the prior written consent of Perceptive shall have been obtained.

Section 9.02        Conditions to Obligations of the Alliqua Entities. The obligations of the Alliqua Entities to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Alliqua, at or prior to the Closing, of each of the following conditions:

(a)                Other than the representations and warranties of the Company contained in Section 5.01, Section 5.02(a), Section 5.04, Section 5.06 and Section 5.26, the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 5.01, Section 5.02(a), Section 5.04, Section 5.06 and Section 5.26 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)                No Action shall have been commenced against Alliqua, Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)               All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Alliqua at or prior to the Closing.

(e)                A Financing for gross proceeds (inclusive of any indebtedness under the SKW Credit Agreement and Perceptive Credit Agreement that is assumed, restructured or refinanced) of at least $45,000,000 shall have been completed and funded or Financing Parties shall be bound to complete a Financing immediately following the Closing that will result in gross proceeds (inclusive of any indebtedness under the SKW Credit Agreement and Perceptive Credit Agreement that is assumed, restructured or refinanced) of at least $45,000,000.

(f)                From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect with respect to the Company.

(g)               The Company shall have delivered each of the closing deliverables set forth in Section 4.02(a).

Section 9.03        Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                Other than the representations and warranties of the Alliqua Entities contained in Section 6.01 and Section 6.03, the representations and warranties of the Alliqua Entities contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Alliqua Entities contained in Section 6.01 and Section 6.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)               The Alliqua Entities shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c)                No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)               A Financing for gross proceeds (inclusive of any indebtedness under the SKW Credit Agreement and Perceptive Credit Agreement that is assumed, restructured or refinanced) of at least $45,000,000 shall have been completed and funded or Financing Parties shall be bound to complete a Financing immediately following the Closing that will result in gross proceeds (inclusive of any indebtedness under the SKW Credit Agreement and Perceptive Credit Agreement that is assumed, restructured or refinanced) of at least $45,000,000.

(e)                From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Alliqua Entities, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect with respect to the Alliqua Entities.

(f)                All approvals, consents and waivers that are listed on Section 6.02 of the Alliqua Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(g)               The Alliqua Entities shall have delivered each of the closing deliverables set forth in Section 4.02(b).

Article X. Indemnification

Section 10.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in (a) Section 5.01, Section 5.02(a), Section 5.04, Section 5.20, Section 6.01 and Section 6.03 shall survive indefinitely, and (b) Section 5.19, and Section 5.22 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party in accordance with Section 10.05 prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 10.02    Indemnification by the Company. Subject to the other terms and conditions of this Article X, the Company shall indemnify and defend each of the Alliqua Entities, their Affiliates and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of, without duplication:

(a)                any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;

(c)                any claim made by any Member relating to such Person’s rights with respect to the Contribution Consideration;

(d)               any claim arising from or relating to the Excluded Assets or Excluded Liabilities;

(e)                (i) Taxes of the Company or Taxes that are imposed in connection with the Contributed Assets, in either case that are attributable to a Pre-Closing Tax Period and (ii) any Taxes imposed on the Company or its members related to the Company Contribution;

(f)                any Transaction Expenses or Closing Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Alliqua at or prior to the Closing, to the extent not deducted in the determination of Company Closing Consideration; or

(g)               any claim or right asserted or held by any person who is a current officer or director of the Company (against the Company, against the Alliqua Entities, or against any Affiliate of the Alliqua Entities) of entitlement to indemnification or the reimbursement of expenses in connection with any indemnity claim or any other relief or remedy (under the Charter Documents, under any indemnification agreement or under any applicable Law providing for indemnification of directors or officers) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time.

Section 10.03    Indemnification by Alliqua Entities. Subject to the other terms and conditions of this Article X, the Alliqua Entities, jointly and severally, shall indemnify and defend the Company, its Affiliates and their respective Representatives (collectively, the “Company Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnitees based upon, arising out of, with respect to or by reason of, without duplication:

(a)                any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Alliqua Entity pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Alliqua Entity pursuant to this Agreement; or

(c)                any claim, other than claims which the Parent Indemnitees would be entitled to indemnification under Section 10.02, arising from or relating to the Assumed Assets or Assumed Liabilities.

Section 10.04    Certain Limitations. The party making a claim under this Article X is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party.” The indemnification provided for in Section 10.02 and Section 10.03 shall be subject to the following limitations:

(a)                The Company shall not be liable to the Parent Indemnitees for indemnification under Section 10.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 10.02(a) exceeds $250,000 (the “Basket”), in which event the Company shall be required to pay or be liable for all such Losses in excess of the Basket. In addition, Parent shall not be liable to the Company Indemnitees for indemnification under Section 10.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 10.03(a) exceeds the Basket, in which event Parent shall be required to pay or be liable for all such Losses in excess of the Basket.

(b)               Notwithstanding the foregoing, the limitations set forth in Section 10.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02(a), Section 5.04, Section 5.22, Section 6.01 and Section 6.03.

(c)                For purposes of this Article X, Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to a representation or warranty; provided, however, that this Section 10.04(c) shall not apply to the determination of Losses with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02(a), Section 5.04, Section 5.22, Section 6.01 and Section 6.03.

Section 10.05    Indemnification Procedures.

(a)                Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Company, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Company and the Alliqua Entities shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the

Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 10.06    Payments; Indemnification Escrow.

(a)                Notwithstanding anything herein to the contrary, except for Losses arising out of the matters described in Section 11.02, any Losses payable to a Parent Indemnitee pursuant to Article X shall only be satisfied from the Escrow Parent Shares in accordance with the terms of the Escrow Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Parent Indemnitees’ only recourse against the Company or its Affiliates (other than equitable relief as set forth in Section 10.09 and other than Losses arising out of the matters described in Section 11.02) with respect to any indemnity obligations arising under this Agreement shall be the Escrow Parent Shares. If any payment is required to be made to a Parent Indemnitee pursuant to this Article X, Parent and the Company shall promptly provide joint written instructions to the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver to Parent out of the Escrow Account such number of Escrow Parent Shares that in the aggregate is equal in value to such required payment. The value of each Escrow Parent Share for the purposes of satisfying Losses pursuant to this Article X shall be the Fair Market Value, determined as of the Business Day immediately preceding the date of payment.

(b)               Notwithstanding anything herein to the contrary, except for Losses arising out of the matters described in Section 11.02, any Losses payable to a Company Indemnitee pursuant to Article X shall only be satisfied in the form of newly issued shares of Parent Common Stock (the “Indemnification Parent Shares”); provided, however, that in no event shall the maximum number of Indemnification Parent Shares so issued and delivered exceed a number of shares of Parent Common Stock equal to the Escrow Parent Shares (the “Indemnification Shares Cap”). For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Company Indemnitees’ only recourse against the Alliqua Entities or their Affiliates (other than equitable relief as set forth in Section 10.09 and other than Losses arising out of the matters described in Section 11.02) with respect to any indemnity obligations arising under this Agreement shall be the Indemnification Parent Shares up to the Indemnification Shares Cap. The value of each Indemnification Parent Share for the purposes of satisfying Losses pursuant to this Article X shall be the Fair Market Value, determined as of the Business Day immediately preceding the date of payment.

(c)                Upon the termination of the Escrow Account pursuant to the terms of the Escrow Agreement, the Escrow Agent shall disburse and release any Escrow Parent Shares remaining in the Escrow Account to the Company as set forth in the Escrow Agreement.

Section 10.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Company Closing Consideration for Tax purposes, unless otherwise required by Law.

Section 10.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article IX, as the case may be.

Section 10.09    Exclusive Remedies. Subject to Section 12.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Article XI. Termination

Section 11.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of the Company and the Alliqua Entities;

(b)               by Alliqua by written notice to the Company if:

(i)                 none of the Alliqua Entities is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IX and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company’s receipt of written notice of such breach from Parent; or

(ii)               any of the conditions set forth in Section 9.01 or Section 9.02. shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date unless such failure shall be due to the failure of the Alliqua Entities to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)             the conditions to closing set forth in Section 9.01 or Section 9.03. have been fulfilled, and the Company fails to consummate the transactions contemplated by this Agreement within thirty (30) days thereof;

(c)                by the Company by written notice to Alliqua if:

(i)                 the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Alliqua Entities pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IX and such breach, inaccuracy or failure has not been cured by the Alliqua Entities within ten days of Alliqua’s receipt of written notice of such breach from the Company; or

(ii)               any of the conditions set forth in Section 9.01 or Section 9.03. shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)             the conditions to closing set forth in Section 9.01 and Section 9.02 have been fulfilled, and Parent, Alliqua or Merger Sub fail to consummate the transactions contemplated by this Agreement within thirty (30) days thereof;

(d)               by Alliqua or the Company if:

(i)                 there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii)               if the Requisite Alliqua Vote shall not have been obtained at the Alliqua Stockholders Meeting or any adjournment or postponement thereof taken in accordance with this Agreement; or

(iii)             if the Transactions have not been consummated by January 31, 2017; provided, that, subject to the below, Parent may extend such date to February 28, 2017 and thereafter to March 31, 2017 with at least five (5) Business Days prior written notice to the Company prior to the applicable outside date if either (A) Parent has been unable to fulfill the closing condition set forth in Section 9.02(e) or (B) there are delays resulting directly from comments from the SEC with respect to the Registration Statement (the later of such dates, the “Outside Date”), and provided, that as a condition to the effectiveness of each one-month extension, Alliqua or Parent shall lend $350,000 to the Company prior to the first day of the applicable extension period to offset operating expenses of the Company during such month (each an “Extension Loan” and together, the “Extension Loans”). Each Extension Loan shall be evidenced by a promissory note, substantially in the form of the Bridge Loan Note, and shall be repaid in full upon the termination of this Agreement or the Closing.

Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Transactions.

Section 11.02    Effect of Termination.

If this Agreement is terminated pursuant to Section 11.01, all obligations of the parties hereunder shall terminate without any Liability of either party to the other party,

except that any such termination of this Agreement shall not relieve: (a) any party of its liability to the other parties with respect to any fraud by such party or material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or the other Ancillary Documents, in each case occurring prior to such termination; or (b) the parties obligations under Section 7.02(b) and Article XII hereof.

Article XII. Miscellaneous

Section 12.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Parent and the Company shall be equally responsible for the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Proxy Statement/Prospectus, if required, (including any SEC filing fees).

Section 12.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

If to the Company:	Soluble Systems, LLC 11830 Canon Boulevard Suite A Newport News, VA 23606 Facsimile: (757) 877-8870 E-mail: astaley@solublesystems.com Attention: Allan Stanley

with a copy to:	Troutman Sanders LLP 875 Third Avenue New York, NY 10022 Facsimile: (757) 687-1538 E-mail: John.Ramirez@troutmansanders.com Attention: John M. Ramirez, Esq.

If to Alliqua, Parent or Merger Sub:	Alliqua BioMedical, Inc. 1010 Stony Hill Road, Suite 200 Yardley, PA 19067 Facsimile: (215) 702-8535 E-mail: djohnson@alliqua.com Attention: David Johnson

with a copy to:	Haynes and Boone, LLP 30 Rockefeller Plaza 26th Floor New York, NY 10112 Facsimile: (212) 884-8234 E-mail: rick.werner@haynesboone.com Attention: Rick A. Werner, Esq.

Section 12.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 12.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.06    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 12.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 12.08    No Third-party Beneficiaries. Except as provided in Article X, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Alliqua, Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Alliqua Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure on the part of Alliqua, Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Alliqua, Parent or Merger Sub) or by Alliqua, Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN NEW YORK COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR

CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.10(c).

Section 12.11    Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity; provided however, that the Company shall only be entitled to seek specific performance of the terms of this Agreement from the Alliqua Entities if (i) all of the conditions set forth in Section 9.01 and Section 9.02 have been fulfilled, (ii) the Financing has been funded or will be funded at the Closing and (iii) the Requisite Alliqua Vote has been obtained at the Alliqua Stockholders Meeting or any adjournment or postponement thereof taken in accordance with this Agreement; provided further however, that the Alliqua Entities shall only be entitled to seek specific performance of the terms of this Agreement from the Company if (a) all of the conditions set forth in Section 9.01 and Section 9.03 have been fulfilled, and (b) the Financing has been funded or will be funded at the Closing.

Section 12.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOLUBLE SYSTEMS, LLC

By:	/s/ Allan R. Staley
Name: Allan R. Staley
Title: CEO & Manager

[Signature Page to Contribution Agreement and Plan of Merger]

ALLIQUA HOLDINGS, INC.

By:	/s/ David Johnson
Name: David Johnson
Title: CEO

CHESAPEAKE MERGER CORP.

By:	/s/ Brian Posner
Name: Brian Posner
Title: President, Secretary & Treasurer

ALLIQUA BIOMEDICAL, INC.

By:	/s/ Brian Posner
Name: Brian Posner
Title: CFO

[Signature Page to Contribution Agreement and Plan of Merger]